                                                                    EXHIBIT 10.1

                         OPRY MILLS LIMITED PARTNERSHIP
                          LIMITED PARTNERSHIP AGREEMENT

         This LIMITED PARTNERSHIP AGREEMENT, executed as of March 31, 1998 (as amended, restated, modified or supplemented from time to time, the "Partnership Agreement" or this "Agreement"), is made between and among OPRY MILLS, L.L.C., a Delaware limited liability company ("Mills"), THE MILLS LIMITED PARTNERSHIP, a Delaware Limited Partnership ("TMLP"), and OPRYLAND ATTRACTIONS, INC., a Delaware corporation ("OAI").

                                    RECITALS:

         R-1. Mills, TMLP and OAI hereby form Opry Mills Limited Partnership (the "Partnership") as a Delaware limited partnership to acquire interests in certain Land (as hereinafter defined) situated in the City of Nashville, County of Davidson, State of Tennessee, and to develop, finance, manage and lease improvements upon such Land. The Land is a portion of a larger tract owned by OAI, on which OAI has developed and currently is operating the Opryland Hotel and Convention Center, an entertainment facility known as the "Grand Ole Opry" and certain other commercial and entertainment facilities.

         R-2. The Partnership intends to develop on the Land an enclosed super regional shopping and entertainment facility consisting of approximately 1,100,000 gross leasable square feet of retail and entertainment space when fully developed.

         R-3. The parties hereto desire to execute this Agreement to govern the affairs of the Partnership and set forth their rights, obligations and understandings with respect to the Partnership.

                                   AGREEMENTS:

         IN CONSIDERATION of the mutual promises and covenants herein made, Mills, TMLP and OAI hereby agree as follows:


                            ARTICLE I - DEFINED TERMS

         Capitalized terms used herein without further definition, and variations thereof, have the meaning set forth below unless the context otherwise clearly requires:

                  ACT: The Delaware Revised Uniform Limited Partnership Act, ss.ss.17-101 to 17-1109 of the Delaware Code Annotated, Title 6, as the same may be amended from time to time.

                  ACTUAL NET PROJECT COST: The total costs incurred by the Partnership in developing the Project, less any Proceeds actually received by the Partnership with respect to sales of parcels to Anchors, sales of peripheral parcels (including, without limitation, sales of all or any portion of "Tract II," as hereinafter defined), construction recoveries from tenants, the amount of any TIF Proceeds actually received by the Partnership, and the present value of any PILOT Proceeds. Upon the Completion of the Project, the Managing General Partner shall provide such documentation to the General Partners as may be reasonably necessary or appropriate to substantiate the Actual Net Project Cost. Actual Net Project Cost will be considered in calculating the amount of Special Distribution payable to Mills or TMLP with respect to any fiscal year.

                  ADJUSTED NET ORDINARY CASH FLOW: The Net Ordinary Cash Flow earned by the Partnership during any applicable fiscal year, less the amount of PILOT Proceeds received during such fiscal year. Adjusted Net Ordinary Cash Flow will be considered in calculating the amount of Special Distribution payable to Mills or TMLP with respect to any fiscal year.

                  AFFILIATE: With respect to any Person, a Person who, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person. By way of illustration of the foregoing, but not by way of limitation, as of the date of this Agreement, MillsServices Corp., a Delaware corporation, would be deemed an Affiliate of Mills, but Bass Pro, L.P. would not be deemed an Affiliate of OAI.

                  AGREEMENT: This Limited Partnership Agreement, together with all exhibits attached hereto and all amendments hereto. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder" when used with reference to this Agreement, refer to this Agreement as a whole, as the same may be amended from time to time.

                  ANCHOR(S): Any tenant (a) which occupies more than twenty thousand (20,000) square feet of gross leasable area, or (b) which occupies a particular space designated as Anchor space by the General Partners.

                  BANKRUPTCY:  As to a referenced Person:

                           (i) its filing a petition commencing a case as a debtor under the Federal Bankruptcy Code or a similar provision of State law (collectively, as now or in the future amended, the "Bankruptcy Code");

                           (ii) the commencement of an involuntary case against it under the Bankruptcy Code and the earlier of (A) the entry of an order for relief, or (B) the appointment of an interim trustee to take possession of its estate and/or to operate any of its business;

                           (iii) its making a general assignment for the benefit of its creditors;

                           (iv) its consenting to the appointment of a receiver for all or a substantial part of its property;

                           (v) the entry of a court order appointing a receiver or trustee for all or a substantial part of its property; or

                           (vi) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

                  BONA FIDE OFFER:  As defined in Section 11.2(d) hereof.

                  BUSINESS DAY: Any day on which commercial banks located in New York City are not authorized to close and which is not a Saturday or a Sunday. In the event any act is required by this Agreement to be taken or to occur on a specified date and the specified date is not a Business Day, performance of such act shall be deemed timely if it is taken or occurs on the first Business Day following the specified date.

                  CAPITAL ACCOUNT: With respect to each Partner, the separate "book" account maintained by the Partnership for such Partner established and adjusted in accordance with Section 6.7 hereof.

                  CAPITAL CONTRIBUTION: The total amount of cash and the fair market value of all other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the capital of the Partnership by a Partner, net of liabilities assumed by the Partnership or to which such assets are subject.

                  CARRYING VALUE: With respect to any Partnership asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                       (i) the initial Carrying Value of any asset contributed (or deemed contributed) to the capital of the Partnership shall be such asset's gross fair market value at the time of such contribution, as specifically agreed to between the Partnership and the Partner making (or deemed to make) such contribution;

                       (ii) the Carrying Value of each Partnership asset shall be adjusted to equal its respective gross fair market value as of the following times: (A) the acquisition of an additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed Partnership Property in proportion to their Partnership interests; and (C) such other times as required under applicable Regulations;

                       (iii) the Carrying Value of each Partnership asset shall
                  be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m) and Section 6.7 hereof; provided, however, that the Carrying Value shall not be adjusted pursuant to this clause (iii) to the extent an adjustment is made pursuant to clause (ii) above in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii); and

                       (iv) if the Carrying Value of an asset has been determined pursuant to clause (i), (ii) or (iii) above, such Carrying Value shall thereafter be adjusted in the same manner as the asset's adjusted basis for federal income tax purposes except that Depreciation deductions shall be computed based upon the Carrying Values of the Partnership's assets rather than upon the assets' adjusted bases for federal income tax purposes.

                  CERTIFICATE: The Certificate of Limited Partnership of the Partnership filed with the Office of the Secretary of State of the State of Delaware on March __, 1998, as such Certificate may be amended and in effect from time to time.

                  CODE: The Internal Revenue Code of 1986, as amended from time to time.

                  COMPLETION OF THE PROJECT: The substantial physical completion of construction of the Project and correction or completion of all punch list items and closing of a Permanent Loan.

                  CONSENT: The prior written consent or approval of a Person to take action, or the act of granting consent or approval to take such action, as the context may require. Except as expressly provided otherwise herein, reference to a requirement for the Consent of a Partner shall require the commercially reasonable judgment of such Partner.

                  CONSTRUCTION LENDER: Collectively, the lender which provides the Construction Loan and any co-agents, co-lenders and/or participants in such loan.

                  CONSTRUCTION LOAN: The construction loan to be obtained by the Partnership for the purpose of financing a portion of the construction of the Project improvements and approved by the General Partners.

                  CONSTRUCTION LOAN CLOSING: The execution and delivery by the Partnership to the Construction Lender of the documents evidencing and securing the Construction Loan and the advance by the Construction Lender of the initial draw under the Construction Loan.

                  CONSTRUCTION PERIOD PREFERENCE: The cumulative annual preference to be paid quarterly by the Partnership pursuant to Section
         7.7 hereof in an amount equal to nine percent (9%) per annum on Mills' and TMLP's Unreturned Capital Contributions Account from and after the date of this Agreement through Grand Opening. The Construction Period Preference shall be included as a line item in the Project Development Budget.

                  CONSUMER PRICE INDEX: The Consumer Price Index for All Urban Consumers (1982-84 = 100), U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Labor Statistics (or such comparable index as may be utilized in substitution for or as the successor to the stated Consumer Price Index). If such Consumer Price Index is not published by the Bureau of Labor Statistics or by another similar governmental agency at any time during the term of this Agreement, then the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority and selected by the Managing General Partner shall be utilized in lieu of such Consumer Price Index.

                  COREA: That certain Construction, Operation and Reciprocal Easement Agreement to be entered into by and between the Partnership and OAI (in its capacity as the owner of adjacent properties) by which, among other things, the parties thereto grant reciprocal easements for ingress, egress, parking, utilities and signage on their respective properties. The easements to be granted pursuant to the COREA shall be compatible with OAI's current plans for the future development of the adjacent premises to be retained by OAI.

                  DEBT SERVICE: Principal, interest and other payments of every kind on or in connection with any outstanding indebtedness of the Partnership.

                  DEFAULT: Any occurrence which is or, with Notice or the lapse of time or both, would constitute a breach by any Partner in the performance of its obligations under this Agreement; provided, however, that no such breach shall be deemed to constitute a Default unless the applicable Partner shall fail to cure or remedy such breach within thirty (30) days following the giving of Notice of such breach.

                  DEFAULTING PARTNER:  As defined in Section 6.3(a).

                  DEPRECIATION: For each fiscal year of the Partnership or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

                  DOLLARS or $:  Lawful money of the United States of America.

                  EQUITY PARTNER(S): One or more Persons hereafter admitted to the Partnership pursuant to Section 5.2 as an additional General Partner or Limited Partner or both, in consideration for such Persons' execution of this Agreement and for such Person's covenant to contribute additional funds required to develop or operate the Project.

                  EXCESS SPONSORSHIP REVENUES: Net Sponsorship Revenues received by the Partnership in any fiscal year, to the extent such Net Sponsorship Revenues exceed $800,000 per year.

                  EXCESS NEGATIVE BALANCE: As to any Partner, the excess, if any, of (i) the negative balance in a Partner's Capital Account (determined before taking into account any Capital Account adjustments for the Partnership taxable year during which the determination is made) after reducing such balance by the net adjustments, allocations and distributions described in Regulation Sections 1.704-l(b)(2)(ii)(d)
         (4), (5) and (6) which, as of the end the Partnership's taxable year are reasonably expected to be made to such Partner, over (ii) the sum of (A) the amount, if any, which the Partner is required to restore to the Partnership upon liquidation of such Partner's Partnership Interest (or which is so treated pursuant to Regulation Section 1.704-l(b)(2)(ii)(c)), (B) the Partner's share (as determined under Regulation Section 1.704-2(g)(1)) of the Minimum Gain computed solely with respect to Nonrecourse Debt other than Partner Nonrecourse Debt, and (C) the Partner's share (as determined under Regulation Section 1.704- 2(i)(5)) of the Partner Minimum Gain computed solely with respect to any Partner Nonrecourse Debt.

                  FOREIGN PERSON:  As defined in Section 13.1 hereof.

                  GAYLORD: Gaylord Entertainment Company, a Delaware corporation.

                  GENERAL PARTNER: Any Person named as such in Exhibit A attached hereto and any other Person who becomes a successor or additional General Partner of the Partnership pursuant to the terms of this Agreement, and who is a General Partner at the time of reference thereto, in such Person's capacity as a General Partner of the Partnership.

                  GRAND OPENING: The date on which the Project opens for business as publicly announced. The Partners currently contemplate that the Grand Opening will occur not later than the Fall of the year 2000.

                  GROUND LEASE: That certain ground lease to be entered into by and between OAI as ground lessor and the Partnership as ground lessee by which OAI will lease to the Partnership a leasehold estate in the Retail Complex.

                  LAND: Two tracts of land situated in the City of Nashville, County of Davidson and State of Tennessee, which Land is graphically depicted on the site plan attached hereto as Exhibit B. The Land consists of two tracts, the first of which ("Tract I") contains approximately 35--40 acres adjacent to the Opryland Hotel and Convention Center, and the second of which ("Tract II") contains approximately 27 acres in the northeast quadrant of Briley Parkway and McGavock Pike. The Partners contemplate that the Land will be subdivided into a "Retail Complex" and one or more "Land Parcels" (as hereinafter defined) for the purposes described in this Partnership Agreement.

                  LAND PARCELS: The parcel or parcels of Land to be contributed in fee by OAI to the Partnership. The Partners contemplate that the Land Parcels will be sold by the Partnership to third parties for development.

                  LIMITED PARTNER: Any Partner who is designated as a Limited Partner on Exhibit A to this Agreement at the time of reference thereto, in such Partner's capacity as a Limited Partner of the Partnership, including substituted Limited Partners admitted in accordance with the terms of this Agreement.

                  LOAN GUARANTY: Any guaranty or other recourse obligation given by one or more of the Partners or their respective Affiliates to the Construction Lender or the Permanent Lender. To the extent a Loan Guaranty is required for any Construction Loan or Permanent Loan, the Partners agree to seek to limit their individual liability thereunder to a "several" but not a "Joint" basis. In no event shall OAI be required to deliver any Loan Guarantee.

                  MAJOR CAPITAL EVENT: Any of the following: (1) the sale of all or substantially all of the Partnership's leasehold interest in the Land, or any material item of the personal property of the Partnership;
         (2) the condemnation of all or any part of (i) the Project or the use thereof, or (ii) the Land or the use thereof, or (iii) purchases or processes in lieu thereof, except for temporary easements and the like;
         (3) receipt of net recoveries of damage awards and insurance proceeds (other than rental interruption insurance proceeds); or (4) receipt of the net proceeds (net of reserves reasonably determined by the Managing General Partner) from any mortgages on Partnership Property or any other loans or borrowings of the Partnership, including without limitation, loans from any Partner.

                  MAJOR DECISION: As defined in Section 9.1(d)(i) hereof.

                  MANAGEMENT AGREEMENT: The Management Agreement to be entered into by and between the Partnership and an Affiliate of the Managing General Partner, in the form approved by the Partners.

                  MANAGING GENERAL PARTNER: Mills, or such successor Managing General Partner as shall be designated and appointed in accordance with the provisions of Section 11.5 of this Agreement.

                  MILLS: Opry Mills, L.L.C., a Delaware limited liability company, a General Partner of the Partnership.

                  MILLS CORP.:  The Mills Corporation, an Affiliate of TMLP.

                  MINIMUM GAIN: The meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Partner in a manner consistent with the Regulations under Code Section 704(b).

                  NEGATIVE CAPITAL ACCOUNT: A Capital Account with a balance of less than zero.

                  NET ORDINARY CASH FLOW: With respect to a particular fiscal year, all net income less expenses of the Partnership determined in accordance with generally accepted accounting principles for such fiscal year (except net income arising from a Major Capital Event) and shall be determined by adjusting such net income and expenses as follows:

                           (i) Depreciation of buildings, improvements and personal property shall not be considered an expense.

                           (ii) Amortization of any financing or refinancing fee, organization cost, leasing fee, capitalized interest, start-up expense or other capital-type item shall not be considered an expense.

                           (iii) Amortization or other payment of the principal
                  of any mortgage or other loan or indebtedness of the Partnership shall be considered an expense. To the extent that proceeds from a Major Capital Event are used to pay any such loan, the amount of such payments shall not be treated as an expense for purposes hereof.

                           (iv) After the Grand Opening, annual contributions may be made to fund reasonable reserves established by the Partnership in accordance with Section 9.1 and 9.2 hereof, to provide for working capital needs, funds for releasing costs, capital improvements or replacements and for any other contingencies of the Partnership. The contributions to such reserves shall be considered as expenses. Any expense paid for by funds in such reserves shall not be considered an expense. Interest on such reserves shall be credited to reserves, but shall not be considered income for purposes of this definition of Net Ordinary Cash Flow.

                           (v) Accruals for free or stepped rent shall not be considered as income and the related amortized amounts shall not be considered as expenses.

                           (vi) Any amounts paid by the Partnership for the acquisition of Partnership Property, releasing costs, expansion costs and/or for capital improvements and/or replacements shall be considered as expenses, except to the extent the same are financed through proceeds from a Major Capital Event, Capital Contributions, or funds in reserves expensed in the current or previous fiscal years. Any item that would otherwise be an expense shall not be considered an expense if it is paid from proceeds from a Major Capital Event or Capital Contributions.

                           (vii) Net Ordinary Cash Flow shall also be deemed to
                  include any other funds available at any time and from any source (other than Major Capital Events) including without limitation, amounts previously set aside as reserves and expensed in the current or previous fiscal years, determined by the Managing General Partner to be no longer reasonably necessary for the efficient conduct of the business of the Partnership.

                  NET PROFITS AND NET LOSSES: The taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) computed with the following adjustments:

                           (i) Items of gain, loss and deduction shall be computed based upon the Carrying Values of the Partnership assets rather than upon the assets' adjusted bases for federal income tax purposes;

                           (ii)  Any tax-exempt income received by the
                  Partnership shall be included as an item of gross income;

                           (iii) The amount of any adjustments to the Carrying
                  Values of any Partnership assets pursuant to Code Section 743 shall not be taken into account; and

                           (iv) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Code Section 705(a)(2)(B) pursuant to the Regulations) shall be treated as deductible expense.

                  NET SPONSORSHIP REVENUES: All sponsorship revenues received by the Partnership during a fiscal year, net of all fees and commissions payable with respect to such revenues, whether such commissions or fees shall be payable to a Partner, an Affiliate of a Partner, or to a third party (such as the Sponsorship Management Fee contemplated by Section
         9.10 hereof).

                  NON-DEFAULTING PARTNER: The Partners, exclusive of any Defaulting Partner.

                  NONRECOURSE DEBT: Any liability of the Partnership to the extent no Partner or related person bears the economic risk of loss for that liability within the meaning of Regulation Section 1.752-2. It is the intention of the Partners that OAI shall not be required to assume any recourse liability in connection with the Construction Loan for the Project.

                  NOTICE: A writing containing the information required by this Agreement to be communicated to any Person, sent by registered or certified mail, postage prepaid, or given by personal delivery, or sent by confirmed air courier to such Person at the last known address of such Person, or by facsimile, the date of registry thereof or the date of the certification of receipt therefor as evidenced by postal, facsimile or air courier records or the date of personal delivery (or refusal thereof during normal business hours) being deemed the date of receipt of Notice; provided, however, that any communication sent to such Person and actually received by such a Person shall constitute Notice for all purposes of this Agreement.

                  OAI: Opryland Attractions, Inc., a Delaware limited partnership, which is both a General Partner and a Limited Partner hereunder. OAI is a wholly owned subsidiary of Gaylord.

                  OAI LAND CONTRIBUTION RETURN: The cumulative annual preference in the distributions of Net Ordinary Cash Flow and net proceeds from a Major Capital Event of the Partnership payable under the terms and conditions set forth in Section 7.8 and 7.9 hereof, in an amount equal to the product of nine percent (9%) per annum, multiplied by $25,000,000 (which represents the aggregate agreed-upon value of the leasehold interest in Tract I and the fee interest in Tract II). The OAI Land Contribution Return shall begin to accrue on the first to occur of (a) the Grand Opening of the Project, and (b) the date on which tenants occupying at least 25% of the Specialty Store space shall have opened for business and shall have commenced paying rent. The OAI Land Contribution Return shall continue to accrue through and until the date that Mills, TMLP and their Affiliates shall have been released from all liabilities under the Loan Guarantees, and thereafter, no further OAI Land Contribution Return shall accrue, cumulate or become payable hereunder.

                  PARTNER:  Any General Partner or Limited Partner.

                  PARTNER LOANS:  As defined in Section 6.2(b) hereof.

                  PARTNER MINIMUM GAIN: An amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(3).

                  PARTNER NONRECOURSE DEBT: Any indebtedness of the Partnership that is a "partner nonrecourse debt" with the meaning of Regulation
         Section 1.704-2(b)(4).

                  PARTNERSHIP: The limited partnership herein formed as Opry Mills Limited Partnership, as said Partnership may from time to time be constituted.

                  PARTNERSHIP INTEREST: The entire ownership interest (which may be expressed as a percentage) of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled pursuant to this Agreement and under the Act, together with all obligations of such Partner to comply with the terms and provisions of this Agreement and the Act. The percentage of Partnership Interest of each Partner is set forth on Exhibit A hereto, as the same may be amended from time to time. Whenever any reference is made herein to "Partnership Interest" in the context of an allocation or other similar determination being made pro rata, in proportion to or in accordance with the Partners' respective Partnership Interests, such references shall mean and refer to the then-applicable percentage of Partnership Interest of each Partner.

                  PARTNERSHIP PROPERTY: All interests in real and personal property now owned or hereafter acquired by the Partnership and any and all improvements thereto, and shall include the Partnership's interest in the Land, the Project and both tangible and intangible property.

                  PERMANENT LENDER: Collectively, the lender which provides any Permanent Loan and any co-agents, co-lenders or participants in such loan.

                  PERMANENT LOAN: The financing to be obtained by the Partnership to replace the Construction Loan.

                  PERSON: An individual, partnership, firm, corporation, trust, estate or other entity.

                  PILOT PROCEEDS: The annual amount of financial consideration received by the Partnership, whether by way of tax credits, cash payments or otherwise, as part of any "payment in lieu of taxes" arrangement by and between the Partnership and applicable governmental agencies.

                  PLANS: The plans and specifications for the Project as such plans and specifications may be approved by the Partners from time to time, and the plans and specifications developed for construction of the Project Improvements and all amendments thereto, as the same are described in the Project Development Budget.

                  POSITIVE CAPITAL ACCOUNT: A Capital Account with a balance greater than zero.

                  PRIME OR PRIME RATE: The prime rate as the same may be published and modified from time to time in The Wall Street Journal. If at any time there is more than one such published prime rate, the average of the range of the prime rates shall be used.

                  PRIORITY RETURN: The cumulative annual preference in the distributions of Net Ordinary Cash Flow and net proceeds from a Major Capital Event of the Partnership payable under the terms and conditions set forth in Sections 7.8 and 7.9 hereof, equal to nine percent (9%) per annum of each of the Partners' respective Unreturned Capital Contributions Account as the same may vary from time to time. The Priority Return shall begin to accrue upon the date of the Grand Opening. Upon the date that Mills, TMLP and their respective Affiliates shall have been released from all liabilities under the Loan Guarantees, no further Priority Return shall accrue, cumulate or become payable hereunder.

                  PROCEEDS: (i) all rental income and recoveries received by the Partnership from leases of Project Land (including, without limitation, any improvements built on such leased Land) or from the purchasers thereof prior to the closing of the Permanent Loan, and (ii) all TIF Proceeds.

                  PROJECT: The enclosed super regional shopping and entertainment facility proposed to be constructed on the Land in accordance with the Project Development Budget, together with related parking facilities and other improvements, all appurtenances thereto and all fixtures, equipment and personal property owned or acquired by the Partnership in connection with the operation of the Project, as defined by the Project Development Budget.

                  PROJECT COMMENCEMENT DATE: The date on which all of the following conditions shall have been satisfied: (a) the General Partners shall have approved the Project Development Budget in writing;
         (b) all contingencies to the approval of the Project Development Budget shall have been satisfied or waived in writing; and (c) the Partnership shall have acquired a leasehold estate in the Retail Complex and the Land Parcels shall have been conveyed to the Partnership.

                  PROJECT COMPLETION DATE: The date on which the Completion of the Project shall have been achieved by the Partnership.

                  PROJECT DEVELOPMENT BUDGET: The budget, which has been or will be approved by the General Partners, defining the scope and details of and setting forth all costs of the Project, including without limitation the costs of the Project Improvements.

                  PROJECT IMPROVEMENTS: The improvements to be constructed pursuant to the Plans.

                  REGULATIONS: The income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

                  RETAIL COMPLEX: That portion of the Land that is intended to be demised to the Partnership pursuant to the Ground Lease.

                  SPECIAL DISTRIBUTION: A special distribution of Net Ordinary Cash Flow, payable to Mills and TMLP in proportion to their respective Partnership Interests, and which shall be payable only to the extent the Partnership shall have received Excess Sponsorship Revenues for the applicable fiscal year. The Special Distribution shall be paid by the Partnership until the first to occur of (a) such time as the aggregate amounts of all Special Distributions paid to Mills and TMLP shall equal $3,500,000; and (b) the total Adjusted Net Ordinary Cash Flow to be distributed by the Partnership pursuant to Section 7.8(a)(vii), when divided by the Actual Net Project Cost, exceeds 11%. The Managing General Partner shall give OAI such documentation as may reasonably be necessary or appropriate to support the calculation of the Special Distribution. The Special Distribution shall be treated as a return of capital and shall reduce the applicable Partners' Unreturned Capital Contributions Account.

                  TAX MATTERS PARTNER:  The Managing General Partner.

                  TIF: Any tax increment financing, sales tax rebate or similar financial assistance provided by governmental jurisdictions to the Partnership in connection with the Project.

                  TIF PROCEEDS: Proceeds received by the Partnership in cash from any TIF.

                  TMLP: The Mills Limited Partnership, a Delaware limited partnership, which is an Affiliate of Mills and a Limited Partner of the Partnership.

                  TRANSFER: Any sale, assignment transfer, mortgage, hypothecation, encumbrance or transfer, whether directly or indirectly, of a Partnership Interest.

                  UNITED STATES PERSON: As defined in Section 13.1 hereof.

                  UNALLOCATED PREFERRED RETURN: An amount determined for any Partner as of the date of any allocation of Net Profits pursuant to
         Section 7.1(a)(iii) hereof, equal to such Partner's Construction Period Preference (if any), OAI Land Contribution Return and Priority Return since the inception of the Partnership reduced (but not below zero) by the sum of (i) all Net Profit previously allocated to such Partner pursuant to Section 7.1(a)(iii) hereof; and (ii) any Net Profit allocated to such Partner pursuant to Section 7.1(a)(i) or Section 7.1(a)(ii) that is attributable to prior or current distributions to such Partner in satisfaction of such Partner's Construction Period Preference, Land Contribution Return or Priority Return.

                  UNRETURNED CAPITAL CONTRIBUTIONS ACCOUNT: As to any Partner, an account maintained for internal bookkeeping purposes by the Partnership for each Partner, which account, as of any date, except as expressly provided herein, shall equal the sum of all Capital Contributions by such Partner pursuant to Sections 6.1 and 6.3(a) hereof, reduced (but not below zero) by all Partnership distributions to such Partner pursuant to Sections 7.8(a)(vi) or 7.9(a)(iv) hereof.

             ARTICLE II - FORMATION AND NAME; FILINGS; ASSUMED NAMES


         2.1      FORMATION AND NAME.

         The Partners hereby form the Partnership, under the name Opry Mills Limited Partnership, as a limited partnership pursuant to the provisions of the Act and this Agreement.

         2.2      FILINGS.

         The Managing General Partner shall do all other acts and things requisite to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to do business, including filing the Certificate (or an amendment thereto) with the Secretary of State of the State of Delaware and qualifying the Partnership as a foreign limited partnership in any jurisdiction in which such filing may be required, as determined by the Managing General Partner.

         2.3      ASSUMED NAMES.

         The business of the Partnership shall be conducted under its name designated above or under such variations of this name as the General Partners deem appropriate to comply with the laws of any state in which the Partnership does business, or under any assumed or fictitious name the General Partners deem appropriate for that purpose. The Managing General Partner shall execute and file in the proper offices such certificates as may be required by any assumed or fictitious name act or similar law in effect in the states, counties and other governmental jurisdictions in which the Partnership may elect to conduct its business. The Managing General Partner shall be required promptly to send Notice to each Partner of any assumed or fictitious name which the Partnership elects to use.



       ARTICLE III - PRINCIPAL OFFICE; ADDITIONAL OFFICES; RESIDENT AGENT


         3.1      PRINCIPAL OFFICE; PLACE OF BUSINESS.

         The principal office of the Partnership (at which all Partnership records required by the Act shall be kept) shall be located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. All correspondence shall be sent to the Managing General Partner at such office. The Managing General Partner, in its sole discretion, is authorized to change or relocate the principal office of the Partnership provided the Managing General Partner gives to all Partners prompt Notice of such change or relocation. The Partnership shall have such other or additional offices as the Managing General Partner, in its sole discretion, shall deem advisable.

         3.2      RESIDENT AGENT.

         The name and address of the Partnership's resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing General Partner shall have the right to change the resident agent of the Partnership at any time in compliance with the Act and the laws of all other jurisdictions in which the Partnership may elect to conduct business.

                      ARTICLE IV - BUSINESS OF PARTNERSHIP

         4.1      BUSINESS AND PURPOSE OF PARTNERSHIP.

         The business and purposes of the Partnership shall consist of (i) acquiring a leasehold estate in the Land; (ii) owning, developing, constructing and operating the Project on the Land as an investment and for income producing purposes and developing, mortgaging, managing, operating, leasing, refinancing and, if necessary or appropriate, selling the Partnership's interest in the Land and/or the Project or any part thereof; (iii) investing excess funds of the Partnership as the Managing General Partner deems appropriate and prudent; and
(iv) carrying on any and all activities related thereto (all of which enterprises and activities may be carried on either by the Partnership in its own name or a trading name or by or through such agents, employees and/or independent contractors and in such name(s) as the Managing General Partner may determine to be in the best interests of the Partnership).



          ARTICLE V - PARTNERS AND PERCENTAGES OF PARTNERSHIP INTEREST

         5.1      PARTNERS; PERCENTAGE INTERESTS.

         The name, address and percentage of Partnership Interest of each Partner is shown on the attached Exhibit A (subject to adjustment in accordance with Section 6.3(a) hereof). To the extent substitute Partners are admitted to the Partnership, or percentages of Partnership Interest change, all in accordance with the terms hereof, this Agreement and Exhibit A hereto shall be deemed to be automatically amended to reflect the admission or substitution of such Partners whether or not the actual physical change has been made. Unless the context clearly indicates otherwise, (i) the terms "Partner" and "Partners" shall include the General Partners and the Limited Partners, and (ii) the terms "Partnership Interest" and "Partnership Interests" shall include both the General Partner Partnership Interests and Limited Partner Partnership Interests.

         5.2      EQUITY PARTNER.

                  5.2(a) In addition to the rights of Mills and TMLP to transfer portions of their Partnership Interests pursuant to Article XI hereof, Mills and TMLP also shall have the right to transfer all or portions of their respective Partnership Interests, up to a maximum of fifty percent (50%) of their combined Partnership Interests (i.e., up to a maximum 33.33% Partnership Interest) to one or more equity partners (an "Initial Equity Partner"). Any such Initial Equity Partner shall have the option to acquire its Partnership Interest as a General Partner, a Limited Partner, or both. OAI shall have the right to Consent, in advance, to the Initial Equity Partner selected by Mills; upon the granting of such Consent, Mills shall have the right to conclude such a transaction with the approved Initial Equity Partner under such terms and conditions as may be consistent with this Agreement.

                  5.2(b) In the event additional Equity Partners are deemed necessary for the development of the Project, or in the event such Equity Partners require, as a condition to contributing equity in excess of the amount contemplated by the Project Development Budget, that such Equity Partner acquire a Partnership Interest in excess of 33.33% (in either case, an "Additional Equity Partner"), then the Partnership Interests held by Mills, TMLP and OAI shall be diluted proportionately in order to provide such additional interest to the Additional Equity Partner. The decision to provide such additional Partnership Interest to an Additional Equity Partner shall be deemed a Major Decision that shall require the Consent of the General Partners.

                  5.3(c) Upon the admission of such an Initial Equity Partner or an Additional Equity Partner to the Partnership, the Partners shall execute appropriate amendments to this Agreement and to the Certificate to evidence such admission of the Equity Partner and to incorporate such modifications to this Agreement as may be reasonably requested by the Equity Partner.


                      ARTICLE VI - CAPITALIZATION AND LOANS

         6.1      PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS.

                  6.1(a) MILLS' PERCENTAGE INTERESTS. On the date of this Agreement, Mills shall own a one percent (1%) Partnership Interest (subject to adjustment pursuant to Section 6.3(a) hereof), as a General Partner.

                  6.1(b) OAI'S PERCENTAGE INTERESTS. On the date of this Agreement, OAI shall own, in the aggregate, a thirty-three and 33/100ths percent (33.33%) Partnership Interest (subject to adjustment pursuant to Section 6.3(a) hereof) of which 1.00% will be held as a General Partner and 32.33% will be held as a Limited Partner.

                  6.1(c) TMLP'S PERCENTAGE INTERESTS. On the date of this Agreement, TMLP shall own a sixty-five and 67/100ths percent (65.67%) Partnership Interest (subject to adjustment pursuant to Section 6.3(a) hereof) as a Limited Partner.

                  6.1(d)   CAPITAL CONTRIBUTIONS.

                           6.1(d)(1) Mills and TMLP shall be obligated to contribute, in proportion to their respective Partnership Interests, the amount of "Project Equity" set forth in the approved Project Development Budget. In no event shall OAI have any obligation with respect to such Project Equity. Contributions of such Project Equity shall be made from time to time and as reasonably determined by the Managing General Partner, and may be used by the Partnership to pay all costs of the work to be undertaken and/or completed in connection with the development of the Project. The Partners currently anticipate that approximately $50,000,000 in Project Equity will be contemplated by the Project Development Budget.

                           6.1(d)(2) No Partner shall have any obligation to contribute Capital Contributions in excess of the amounts set forth in
         Section 6.1(d)(1) except with the prior written Consent of such Partner. If any General Partner determines that additional Capital Contributions are necessary to enable the Partnership to conduct its business, such General Partner shall give notice to the other General Partner in the manner provided in Section 14.12, which notice shall specify in reasonable detail the amount and purpose of any such additional Capital Contributions. The Partners shall meet and confer promptly upon the issuance of such notice in an effort to reach decisions concerning the future conduct of the Partnership's business, the sources of capital required to conduct such business, and the method for funding such additional capital requirements (whether by financing, capital contributions or other means).

                           6.1(d)(3)        [INTENTIONALLY DELETED.]

                           6.1(d)(4) If all Partners agree to contribute capital under this Agreement or by any subsequent agreement of the Partners, the Partners shall make such Capital Contributions in proportion to their respective Percentage Interests and in such amounts which are sufficient to provide such funds. Each Partner shall receive credit to its Unreturned Capital Contributions Account and earn a Priority Return with respect to such additional Capital Contribution, but shall not receive an additional Partnership Interest as a result of such Capital Contribution.

                           6.1(d)(5) The Partners agree that the combined fair market value of the interests in the Land (i.e., a leasehold estate as to Tract I and fee simple title as to Tract II) to be contributed by OAI to the Partnership is equal to $25,000,000. Upon the execution and delivery of the Ground Lease and the contribution of the Land Parcels to the Partnership, OAI shall receive a credit to its capital account equal to $25,000,000.

         6.2 ADDITIONAL FINANCING; LOANS; ADDITIONAL CONTRIBUTIONS. It is acknowledged that following Completion of the Project, additional funds may be required in connection with the development and construction of the Project, and possibly in connection with the operation of the Project, including the funding of operating deficits, or in respect of any other obligations, liabilities, expenses or expenditures related to the Partnership's business. Subject to the prior approval of the General Partners, the Managing General Partner may obtain such additional funds as follows:

                  6.2(a) COMMERCIAL LENDING. The Managing General Partner, with the approval of the General Partners, acting for and on behalf of the Partnership and in the name of the Partnership, may (but shall not be required to), obtain financing, on a recourse or nonrecourse basis from commercial banks, savings and loan associations and other lending institutions, or other Persons, including without limitation, public or private securitized financing. The interest on such financing shall be at then-prevailing market rates and such interest may be payable on a current or deferred basis. Such financing may consist of participating loans whereby the lender(s) would have certain rights to receipts or cash flow of the Partnership and/or to proceeds of sales and refinancings of the Partnership Property.

                  6.2(b) PARTNER LOANS. Upon the Consent of the General Partners, any Partner may (but shall not be required to) loan to the Partnership funds in the amount of the required additional funds, which loans (the "Partner Loans") shall bear interest at a rate equal to the cost to such Partner of borrowing such funds (which rate shall be competitive and reasonable) if such Partner borrows money to make such Partner Loans, or at a reasonable and competitive rate of interest if such Partner does not borrow money to make such Partner Loans. Such Partner Loans shall be repaid to the Partner(s) making such Partner Loans, with interest as aforesaid, prior to any distribution of Net Ordinary Cash Flow to any Partner and prior to the return of any Unreturned Capital Contributions Account to any Partner, but shall not be secured by any Partnership Property.

         6.3      DEFAULT CAPITAL CONTRIBUTIONS.

                  6.3(a) If a Partner is obligated to make any Capital Contributions under the terms and conditions of this Agreement and such Partner fails to make such contributions for a period of thirty (30) days following Notice of such default (such defaulting Partner being referred to herein as the "Defaulting Partner"), then the remaining Partners ("Non-Defaulting Partners") shall be entitled to fund all or any portion of such Capital Contribution required of the Defaulting Partner. If the Non-Defaulting Partners make such Capital Contributions ("Default Capital Contributions"), the Partnership Interest of each Partner shall thereupon be recalculated as follows: (1) the Partnership Interest of the Defaulting Partner shall be reduced by a percentage amount (the "Dilution Percentage") calculated by dividing (a) the amount of the Default Capital Contributions made by the Non-Defaulting Partners by (b) the aggregate amount of all Capital Contributions that such Defaulting Partner made or was required to have made as of the date of such default, less all Partnership distributions made to such Partner pursuant to Section 7.9(a)(iv) hereof; and (2) the Partnership Interests of the Non-Defaulting Partners shall be increased by the same Dilution Percentage (allocable between the Non-Defaulting Partners in proportion to the amounts of their respective Default Capital Contributions). The adjusted Partnership Interests shall be expressed as a decimal rounded to the fourth digit.

                  6.3(b) In the event of a transfer of a portion of the Partnership Interest of any Partner, all of the calculations necessary at any time or from time to time under this Section 6.3 shall be made without regard to any such partial transfer. Any dilution pursuant to this Section 6.3 shall be made effective against the aggregate Partnership Interest of the transferor and, if necessary, any transferee.

                  6.3(c) If due to the operation of this Section 6.3 a Defaulting Partner's Partnership Interest is diluted, the Non-Defaulting Partners shall have the right and option for a period of 60 days after such dilution occurs to purchase the Defaulting Partner's interest in the Partnership at a price equal to the total amount of cash Capital Contributions which had been contributed to the Partnership by the Defaulting Partner at the time of such default, less the amount of any distributions of Net Ordinary Cash Flow or proceeds from a Major Capital Event previously made to the Defaulting Partner.

                  6.3(d) In order to elect to purchase the interest in the Partnership of a Defaulting Partner pursuant to Section 6.3(c), the Non-Defaulting Partner desiring to purchase such Partnership Interest shall send written notice of election to the Defaulting Partner prior to expiration of such 60-day period. In the event a Non-Defaulting Partner elects to purchase a Defaulting Partner's interest, such election pursuant to this Section 6.3(d) shall create a binding contract for the purchase and sale of the Defaulting Partner's interest in the Partnership. The closing of such purchase and sale shall take place at the office where the principal place of business of the Partnership is located on the date specified by the Non-Defaulting Partner in its election notice which date shall not be less than 20 days nor more than 60 days following the date of such notice, unless the Partners agree to a different mutually acceptable date. The form and substance of the closing documents shall be reasonably satisfactory to the Non-Defaulting Partner and shall consist of an assignment and bill of sale (both with covenants against grantor's acts) from the Non-Defaulting Partner to the Defaulting Partner (or its nominee or designee), together with such other instruments and documents as may be reasonably necessary or desirable to effectuate the sale. The purchase price shall be payable by federal wire transfer of immediately available funds to an account designated by the Non-Defaulting Partner, against delivery of all the closing documents. At either Partner's request, the Partnership's Bank or the title Company which issued the owner's title policy to the Partnership may be appointed as escrow agent to receive all closing documents and the purchase price in escrow in order to make simultaneous delivery of closing documents and disbursement of funds at the closing or the next business day thereafter. The instruments and documents shall be legally sufficient to convey all of the Defaulting Partner's interest in the Partnership (and the Project) to the Non-Defaulting Partner (or its nominee of designee), free and clear of all deeds of trust, security interests, liens, charges and encumbrances. The provisions of this Section 6.3(c) and (d) shall be enforceable by a decree of specific performance and neither Partner shall assert in defense thereto that there exists an adequate remedy at law.

                  6.3(e) Notwithstanding any other provision of this Agreement to the contrary, a Defaulting Partner shall thereafter have no further approval rights, right to make decisions or role in management of the Partnership until such funding or contribution default has been cured and the Non-Defaulting Partners shall be reasonably satisfied that no further defaults are likely to occur. Without limitation of the foregoing, in such event (i) if the Defaulting Partner is the Managing General Partner, the Non-Defaulting Partners shall have the right to remove the Defaulting Partner as the Managing General Partners and to select a new Managing General Partner in accordance with
Section 11.5 hereof and to terminate the Management Agreement and any other agreements between the Partnership and any Affiliate of the Defaulting Partner),
(ii) the Non-Defaulting Partners shall have the right to apply any fees payable to the Defaulting Partner or its Affiliate in accordance with this Agreement to any amounts owed by the Defaulting Partner, (iii) no Defaulting Partner shall have the right to initiate the buy-sell procedure pursuant to Section 11.3 hereof and (iv) the Non-Defaulting Partners shall have the right to make all decisions of the Partnership and the Partners.

         6.4      LIABILITY OF LIMITED PARTNERS.

         Except as otherwise provided for herein, no Limited Partner (in its capacity as a Limited Partner) shall be required under any circumstance to contribute to the capital of the Partnership any amount beyond that sum required of the Limited Partner pursuant to this Article VI, nor shall any Limited Partner be obligated to lend any funds to the Partnership.

         6.5      NO INTEREST ON CAPITAL CONTRIBUTION.

         Except as otherwise provided for herein, no interest shall accrue or be payable to any Partner by reason of its Capital Contribution or its Capital Account.

         6.6      WITHDRAWAL OF CAPITAL CONTRIBUTIONS.

         A Partner shall not be entitled to withdraw any part of its Capital Account or to receive any distributions (property or cash) except as specifically provided in this Agreement, and in no event will any Partner have the right to receive property other than cash in return for any contributions to the capital of the Partnership. The General Partners shall not have any personal liability whatsoever with respect to the return to any Partner of its Capital Account.

         6.7      MAINTENANCE OF CAPITAL ACCOUNTS.

         The Capital Accounts of the Partners shall be maintained in a manner consistent with applicable Regulations and shall be adjusted as follows:

                  6.7(a) There shall be credited to each Partner's Capital Account (i) the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such Partner to the capital of the Partnership, (ii) the fair market value of any property contributed by such Partner to the capital of the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Code Section 752), and (iii) such Partner's share of the Net Profits of the Partnership and of any items in the nature of income or gain separately allocated to the Partners; and there shall be charged against each Partner's Capital Account (x) the amount of all cash distributions to such Partner by the Partnership, (y) the fair market value of any property distributed to such Partner by the Partnership (net of any liability secured by such property that the Partner is considered to assume or take subject to under Code Section 752), and (z) such Partner's share of the Net Losses of the Partnership and of any items in the nature of losses or deductions separately allocated to the Partners.

                  6.7(b) If the Partnership at any time distributes any of its assets in kind to any Partner, the Capital Account of each Partner shall be adjusted to account for such Partner's allocable share of the Net Profits or Net Losses that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values immediately prior to the distribution.

                  6.7(c) In the event that the Partnership makes an election under Code Section 754, the amounts of any adjustments to the bases (or Carrying Values) of the assets of the Partnership made pursuant to Code Section 743 shall not be reflected in the Capital Accounts of the Partners, but the amounts of any adjustments to the bases (or Carrying Values) of the assets of the Partnership made pursuant to Code Section 734 as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner prescribed in the Regulations.

                  6.7(d) The Partners shall elect, upon the occurrence of any of the following events, that the Capital Account balance of each Partner shall be adjusted to reflect the Partner's allocable share of the Net Profits or Net Losses that would be realized by the Partnership if it sold all of its property at its fair market value on the day of the adjustment:

                  (i) any increase in any new or existing Partner's Partnership Interest resulting from a more than de minimis contribution of cash or property by such Partner to the Partnership; and

                  (ii) any reduction in a Partner's Partnership Interest resulting from a more than de minimis distribution to such Partner in redemption of all or a portion of such Partner's Partnership Interest.

                  6.7(e) In the event any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

                  6.7(f) In the event the Regulations fail to provide guidance for the maintenance of the Capital Accounts of Partners in particular instances, then the Capital Accounts shall be adjusted by the Partners, with the review and concurrence of the Partnership's tax advisors, in a manner that (i) maintains equality between the aggregate Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's financial books and records, (ii) is consistent with the underlying economic arrangement among the Partners and (iii) is based, whenever practicable, upon federal tax accounting principles.

         6.8      NO THIRD PARTY BENEFIT.

         No provision set forth in this Article VI shall be construed to be for the benefit of any third party, including without limitation, any creditor of the Partnership, and no such third party or creditor shall be entitled to enforce any such provision.


                   ARTICLE VII - ALLOCATIONS AND DISTRIBUTIONS

         7.1      GENERAL ALLOCATION OF NET PROFITS AND NET LOSSES.

         Except as provided in Section 7.2 hereof, all Net Profits, Net Losses and items of income, gain, loss, deduction and credit of the Partnership for any taxable year shall be allocated among the Partners and credited or charged to their respective Capital Accounts in accordance with the following provisions:

                  7.1(a) Net Profits shall be allocated as follows:

                           (i) First, Net Profits (in an amount not to exceed the distributions of Net Ordinary Cash Flow and net proceeds from a Major Capital Event made pursuant to Sections 7.8 and 7.9, respectively, for such taxable year) shall be allocated among the Partners pro rata in proportion to their respective allocations of Net Ordinary Cash Flow or Net Proceeds from a Major Capital Event.

                           (ii) Second, Net Profits for such taxable year in excess of those allocated pursuant to Section 7.1(a)(i) shall be allocated among the Partners who have Negative Capital Accounts (determined after current year contributions, distributions and any allocation of Net Profits pursuant to Section 7.1(a)(i) for such year), to the extent thereof, pro rata in proportion to their respective Negative Capital Accounts.

                           (iii) Third, any remaining Net Profits shall be allocated among the Partners who have an Unallocated Preferred Return, to the extent thereof, pro rata in proportion to their respective Unallocated Preferred Return balances.

                           (iv) Fourth, any remaining Net Profits shall be allocated among the Partners whose Unreturned Capital Contribution Account exceeds their respective Positive Capital Accounts, to the extent of such aggregate differences, pro rata in proportion to the amount of such excess.

                           (v) Fifth, any remaining Net Profits shall be allocated among the Partners pro rata in proportion to their respective Partnership Interests.

                  7.1(b) Net Losses shall be allocated as follows:

                           (i) First, Net Losses shall be allocated to any Partner receiving aggregate allocations of Net Profit in excess of aggregate distributions received by such Partner for any taxable year, pro rata among the Partners receiving such excess allocations of Net Profit, in proportion to the excess allocations of Net Profit received. For purposes of this Section 7.1(b)(i), Net Profits, Net Losses and aggregate distributions shall all be calculated on a cumulative basis from the date of this Agreement through the date of calculation.

                           (ii) Second, among the Partners who have Positive Capital Accounts in proportion to the balances of their respective Positive Capital Accounts (determined after current year contributions, distributions and any allocations of Net Losses pursuant to Section 7.1(b)(i) for such year), until such Capital Accounts have a zero balance; and

                           (iii) Third, the balance of any such Net Losses shall be allocated among the Partners in proportion to their respective Partnership Interests.

         7.2      OVERRIDING ALLOCATIONS OF NET PROFITS AND NET LOSSES.

         The following allocations of Net Profits and Net Losses and items thereof shall be made before applying Section 7.1 hereof:

                  7.2(a) If in any year there is a net decrease in the amount of the Minimum Gain computed solely with respect to Nonrecourse Debt other than Partner Nonrecourse Debt, then each Partner shall be allocated items of income and gain (consisting first of gains recognized from the disposition of Partnership Property subject to one or more Nonrecourse Debts other than Partner Nonrecourse Debts and then, if necessary, a pro rata portion of the

Partnership's other items of income and gain for that year) for that year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain within the meaning of Regulation
Section 1.704-2(g)(2). It is the intent of the parties that any allocations pursuant to this Section 7.2(a) shall constitute a "Minimum Gain Chargeback" under Regulation Section 1.704-2(f) and shall be interpreted consistently thereunder.

                  7.2(b) If in any year there is a net decrease in the amount of the Partner Minimum Gain computed solely with respect to Partner Nonrecourse Debt, then each Partner shall be allocated items of income and gain (consisting first of gain from the disposition of Partnership Property subject to Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of income and gain for that year) for that year (and, if necessary, subsequent years) in an amount and in a manner consistent with the provisions of Regulation Section 1.704-2(i)(4). It is the intent of the parties that any allocations pursuant to this Section 7.2(b) shall constitute "Chargeback of Partner Nonrecourse Debt Minimum Gain" under Regulation Section 1.704-2(i)(4) and shall be interpreted consistently thereunder.

                  7.2(c) If, during any year, a Partner unexpectedly receives any adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and as a result of such adjustment, allocation or distribution, such Partner's Capital Account has an Excess Negative Balance, then items of gross income (computed with the adjustments set forth in clauses (i), (ii) and (iii) of the definition of Net Profits and Net Losses) for such year (and, if necessary, subsequent years) shall first be allocated to such Partner in an amount equal to such Partner's Excess Negative Balance. It is the intent of the parties that any allocations pursuant to this
Section 7.2(c) shall constitute a "qualified income offset" provision under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently thereunder.

                  7.2(d) In no event shall Net Losses of the Partnership be allocated to a Partner if such allocation would cause or increase an Excess Negative Balance in such Partner's Capital Account. Any such Net Losses shall be allocated to the Partners who bear the economic risk of such Net Losses.

                  7.2(e) In the event that Net Profits, Net Losses or items thereof are allocated to one or more Partners pursuant to Sections 7.2(c) and 7.2(d) above, subsequent Net Profits and Net Losses shall first be allocated (subject to the provisions of Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) hereof) to the Partners in a manner designed to result in each Partner having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to Sections 7.2(c) and 7.2(d) hereof not occurred.

                  7.2(f) Except as otherwise provided herein, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Partners in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the Partnership differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Partners so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code Section 704(c).

                  7.2(g) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of regulation Section 1.752-3(a)(3), the Partners' interests in the Partnership profits shall be in proportion to their respective Partnership Interests, unless otherwise agreed by the Partners.

         7.3      SECTION 754 AND OTHER ELECTIONS.

         In the event of a transfer of all or part of a Partnership Interest pursuant to this Agreement, the Partnership shall elect at the request of any existing Partner or any person being admitted as a Partner, or the executor, administrator or other legal representative of a deceased Partner, to adjust the basis of the Partnership's assets pursuant to Code Section 754 or the corresponding provision of subsequent law. In the case of a new Partner, the election shall be filed by the Partnership as constituted prior to such admission. The Managing General Partner reserves the right to cause the Partnership to file such further election(s) if it determines in its reasonable discretion that there are good and substantial reasons to do so.

         7.4      PARTIAL TAXABLE YEAR.

         In the event of the transfer of all or any part of a Partnership Interest in accordance with the provisions of this Agreement at any time other than the end of a Partnership fiscal year, the distributive share of the various Partnership items in respect of the Partnership Interest so transferred shall (unless otherwise determined in writing by the transferor and transferee) be allocated between the transferor and transferee (i) in the same ratio as the number of days in such Partnership fiscal year before and after such transfer or adjustment, except that the provisions of this sentence shall not be applicable to a gain or loss on the sale or other disposition of all or substantially all of the Partnership Property or to other extraordinary nonrecurring items, or
(ii) as otherwise required under the Code.

         7.5      INTENT.

         The provisions of this Article VII governing the allocation of income and losses shall be construed and implemented in a manner which is consistent with Code Sections 704(b)(2) and 704(c) and the Regulations promulgated thereunder.

         7.6      USE OF PROCEEDS.

         From and after the date of this Agreement until the Grand Opening, all Proceeds shall be used by the Partnership to (i) pay development and operating costs of the Project, including without limitation, the Construction Period Preference, (ii) pay the costs set forth in the Project Development Budget, and
(iii) reduce the principal amount of, or reduce the need to draw upon, the Construction Loan.

         7.7      CONSTRUCTION PERIOD PREFERENCE DISTRIBUTION.

                  7.7(a) To the extent permitted by the documents evidencing the Construction Loan, the Construction Period Preference shall be paid to Mills and TMLP out of the proceeds of the Construction Loan within three (3) Business Days following the end of each calendar quarter from and after the date of this Agreement until the Project Completion Date. To the extent such a distribution to Mills and TMLP is not permitted under the terms of the Construction Loan, then the Construction Period Preference payable to Mills and TMLP shall be deemed to have been contributed by Mills and TMLP as part of their Capital Contribution pursuant to Section 6.1(d)(1) and the Unreturned Capital Contributions Accounts of Mills and TMLP shall be increased by such amount.

                  7.7(b) To the extent the Construction Period Preference is not timely accrued or distributed pursuant to Sections 7.7(a) hereof, the unpaid portion thereof shall bear interest cumulatively at the rate of nine percent (9%) per annum.

         7.8      DISTRIBUTION OF NET ORDINARY CASH FLOW.

                  7.8(a) Net Ordinary Cash Flow shall be allocated and distributed among the Partners as follows:

                           (i) First, to Mills and TMLP, the amount of all unpaid balances of the Construction Period Preference, together with any interest accruing thereon pursuant to Section 7.7(b), in proportion to such balances;

                           (ii) Second, to Mills and TMLP, the amount of all cumulated unpaid balances of the Priority Return for prior fiscal periods, in proportion to such balances;

                           (iii) Third, to the Partners, the amount of the Priority Return for the current fiscal period in proportion to the relative amounts thereof;

                           (iv) Fourth, to OAI, the amount of all cumulated unpaid balances of the OAI Land Contribution Return;

                           (v) Fifth, to OAI, the amount of any OAI Land Contribution Return for the current fiscal period;

                           (vi) Sixth, to Mills and TMLP, the amount of any Special Distribution that shall have accrued for such fiscal year; and

                           (vii) Seventh, to the Partners, in proportion to the Partners' respective Partnership Interests.

An example showing the implementation of this Section 7.8(a) is set forth in Exhibit C.

                  7.8(b) Amounts distributed pursuant to Sections 7.8(a)(i) through 7.8(a)(v) hereof, inclusive, shall be paid on a quarterly basis, within fifteen (15) days of the end of each calendar quarter, if Net Ordinary Cash Flow is available and the balance, if any, shall be paid within ninety (90) days subsequent to the end of each calendar year. The final allocation and distribution of Net Ordinary Cash Flow for each calendar year shall be made based upon the audited financial statements of the Partnership provided for in
Section 10.3 hereof for such year.

         7.9      DISTRIBUTIONS UPON MAJOR CAPITAL EVENT.

                  7.9(a) Net proceeds derived from or in connection with a Major Capital Event shall be allocated and distributed among the Partners, on a cumulative basis, as follows:

                           (i) First, to Mills and TMLP, in proportion to such balances, the amount of all cumulated unpaid balances of the Construction Period Preference, together with interest thereon to the extent applicable;

                           (ii) Second, to Mills and TMLP, in proportion to such balances, the amount of all cumulated unpaid balances of the Priority Return;

                           (iii) Third, to OAI, the amount of all cumulated
                  unpaid balances of the OAI Land Contribution Return;

                           (iv) Fourth, to the Partners, in proportion to the relative amounts thereof, the balances remaining in the Unreturned Capital Contributions

                  Account of each Partner, until such balances shall have been reduced to zero; and

                           (v) Fifth, to the Partners, in proportion to the Partners' respective Partnership Interests.

                  7.9(b)   [Intentionally Omitted.]


               ARTICLE VIII - LEGAL TITLE TO PARTNERSHIP PROPERTY

         8.1      LEGAL TITLE.

         Legal title to the Partnership's interest in the Project, the Land and other Partnership Property shall be taken and at all times held in the name of the Partnership, except as otherwise approved by the General Partners.

         8.2      MATTERS AFFECTING LEGAL TITLE.

         Except as otherwise provided for herein and subject to the provisions of Section 9.1 hereof, the Managing General Partner, shall have the right, power and authority, acting for and on behalf on the Partnership, to enter into and execute any lease, contract, agreement, deed, covenants, proffers, applications for zoning, grading, building, occupancy and other permits and licenses, mortgage or other instrument or document required or otherwise appropriate to develop, construct, lease, sell, mortgage, convey or refinance the Partnership Property (or any part thereof), to borrow money and execute promissory notes, to secure the same by mortgage or deed of trust, to renew or extend any and all such loans or notes, and to convey the Partnership Property by deed, lease, sublease, mortgage or otherwise. In no event shall any Person dealing with the Managing General Partner be obligated to see to the application of any purchase money, rent or money borrowed by the Partnership, or be obligated to see that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the Managing General Partner. Every contract, agreement, deed, mortgage, lease, promissory note or other instrument or document executed by the Managing General Partner with respect to any of the Partnership Property shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time or times of the execution and/or delivery thereof, the Partnership was in full force and effect, (b) such instrument or document was duly executed and authorized and is binding upon the Partnership and all of the Partners thereof, and (c) the Managing General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. In no event, however, shall the terms of this Section 8.2 shall be deemed to supersede other provisions of this Agreement limiting the authority of the Managing General Partner.

         8.3      MANNER OF HOLDING LEGAL TITLE.

         It is expressly understood and agreed that the manner of holding title to the Partnership Property (or any part thereof) and any other assets of the Partnership is solely for the convenience of the Partnership. Accordingly, the spouse, heirs, executors or administrators, beneficiaries, distributees, successors or assigns of any Partner shall have no right, title or interest in or to any of the Partnership Property, and any Partnership assets shall be subject to the terms of this Agreement.

         8.4      USE OF "MILLS" AND "OPRY" NAMES.

                  8.4(a) The Partners acknowledge that TMLP and/or its Affiliates hold the following trademarks and/or service marks (collectively, the "Mills Marks"): Trademark registration No. 1,940,408 for the mark THE MILLS for retail outlet malls featuring general consumer goods and services, registered in the United States Patent and Trademark Office ("USPTO") on December 12, 1995; and Trademark registration No. 1,868,590 for the mark THE MILLS for shopping center services and the leasing of shopping mall space, registered in the USPTO on December 20, 1994. TMLP hereby grants to the Partnership the non-exclusive license to use the Mills Marks as part of the name of the Partnership and the trade name "Opry Mills" for so long as TMLP or its Affiliates remain a Partner, subject to the following conditions:

                           (i) The Partnership shall not use the Mills Marks without the prior approval of TMLP unless the Partnership's use of the Mills Marks is in strict compliance with TMLP's guidelines regarding the use of the Mills Marks, as such guidelines may be issued from time to time;

                           (ii) The Partnership shall not use the Mills Marks in any manner that reflects negatively on the Mills Marks or TMLP or its Affiliates;

                           (iii) The Partnership shall furnish to TMLP from time, upon request by TMLP, samples of the use of the Mills Marks;

                           (iv) Upon the giving of Notice by TMLP that the Partnership's use of the Mills Marks is in violation of this Section, the Partnership shall have thirty (30) days in with to correct such failure. If the Partnership fails to correct such failure within such thirty (30) day period, then TMLP may terminate the license granted by this Section. Upon the termination of this license, the Partnership promptly shall discontinue the use of the Mills Marks.

                  8.4(b) The Partners acknowledge that OAI and/or its Affiliates hold the following trademarks and/or service marks (collectively, the "Opry Marks"): [LIST OPRY MARKS HELD BY OAI; PROVIDE FOR THE ASSIGNMENT BY OAI TO THE PARTNERSHIP OF ALL "OPRY MILLS MARKS" FOR WHICH OAI FILED AN APPLICATION IN NOVEMBER, 1997.] OAI hereby grants to the Partnership the non-exclusive license to use the Opry Marks as part of the name of the Partnership and the trade name "Opry Mills" for so long as OAI or its Affiliates remain a Partner, subject to the following conditions:

                           (i) The Partnership shall not use the Opry Marks without the prior approval of OAI unless the Partnership's use of the Opry Marks is in strict compliance with OAI's guidelines regarding the use of the Opry Marks, as such guidelines may be issued from time to time;

                           (ii) The Partnership shall not use the Opry Marks in any manner that reflects negatively on the Opry Marks or OAI or its Affiliates;

                           (iii) The Partnership shall furnish to OAI from time, upon request by OAI, samples of the use of the Opry Marks;

                           (iv) Upon the giving of Notice by OAI that the Partnership's use of the Opry Marks is in violation of this Section, the Partnership shall have thirty (30) days in with to correct such failure. If the Partnership fails to correct such failure within such thirty (30) day period, then OAI may terminate the license granted by this Section. Upon the termination of this license, the Partnership promptly shall discontinue the use of the Opry Marks.

                  8.4(c) The Partners agree that in the event either (i) TMLP or its Affiliates are no longer a Partner of the Partnership, or (ii) OAI or its Affiliates are not longer a Partner of the Partnership, or (iii) the Project (or all or substantially all of the interests therein) are sold or transferred to a third-party, then, subject to any necessary third-party consents (which the Partners agree to use commercially reasonable efforts to obtain), either the Partnership (in the case of clause (i) or (ii) of this subsection) or such third-party transferee (in the case of clause (iii) of this subsection), shall be required to cease further use of the Mills Marks or the Opry Marks, as the case may be, and the Mills or Opry name in connection with the Project and the Partnership. It is understood and agreed that "commercially reasonable efforts" shall not require the expenditure of funds or the institution of legal action by any of the Partners or their Affiliates. Until such time as any necessary third-party consents are obtained, the owner of the Project may continue using the applicable marks and name in connection with the Project and the Partnership pending receipt of such third-party consents, provided, however, that the Project owner shall covenant and agree to operate the Project substantially in accordance with past practices in order to assure that the Marks are not used for a shopping center that is of a materially lesser quality than that of the Project immediately prior to the events described in clauses (c)(i) and/or
(c)(ii) of this Section.


                       ARTICLE IX - MANAGEMENT OF BUSINESS

         9.1 DUTIES, RIGHTS AND POWERS OF THE MANAGING GENERAL PARTNER; FEES AND COSTS; INDEMNIFICATION.

                  9.1(a) Except as otherwise expressly provided herein, management decisions of the Partnership shall be made by the Managing General Partner, which shall be responsible for the conduct of Partnership business subject to the provisions of this Agreement and applicable law. The Managing General Partner shall devote to the management of the Partnership business so much of its time as it, in its sole discretion, deems reasonably necessary for the efficient operation of the Partnership business.

                  9.1(b) Except as otherwise provided for herein, if any activities of the Partnership require, in the reasonable judgment of the Managing General Partner, that Affiliates be engaged to provide services or to sell products to the Partnership, such services and products shall be provided in accordance with the fees specified by Sections 9.3 through 9.10 hereof for such services as identified thereby and, in all other cases, shall be in accordance with Section 9.12 hereof.

                  9.1(c)   [Intentionally Omitted.]

                  9.1(d)(i) In addition to Consents to Partnership action required elsewhere in this Agreement, but subject to the provisions of Section 6.3(e) hereof, the Consent of both General Partners shall be required prior to the implementation by the Managing General Manager of any of the following decisions (each such decision, a "Major Decision"):

                           (1) Amending the Management Agreement or any other agreement between the Partnership and TMLP or an Affiliate of TMLP; provided, however, that if the proposed amendment is of a non-monetary nature, the Consent of OAI and TMLP shall not be unreasonably withheld.

                           (2) Obtaining any financing or refinancing of the Project, but only to the extent not specifically provided for in this Agreement or in an annual operating budget approved by OAI and TMLP pursuant to Section 9.2 hereof. It will be the objective of the Partnership to procure a Permanent Loan for the Project as soon as practicable, in an amount not to exceed the amount contemplated therefor in the approved Project Development Budget. Notwithstanding the foregoing, the Consent of OAI and TMLP shall not be required for a Construction Loan or Permanent Loan provided that such loans are in conformity with the parameters for such loans which have been approved by OAI and TMLP in writing. Furthermore, the Consent of OAI shall not be required in connection with any refinancing of Partnership indebtedness that is undertaken by the Partnership in order to procure the release of Mills, TMLP or their respective Affiliates from recourse liability for such loans or from liability under any Loan Guarantees given with respect to such indebtedness so long as such loan complies with the applicable loan parameters which have been approved by OAI and TMLP in writing.

                           (3) Entering into any swap agreements, cap agreements or other interest rate protection agreements (collectively referred to as a "Derivative Agreement"), except that no Consent of OAI shall be required under this Section 9.1(d)(i)(3) if (a) the applicable Derivative Agreement complied with the terms of any loan parameters that were Approved by the General Partners, or (b) the applicable Derivative Agreements complied with the terms of an approved operating budget.

                           (4) Selling or otherwise disposing of, or placing any encumbrance or lien upon any part of the Project or any other Partnership assets (exclusive of personal property of insubstantial value), except to the extent provided in any annual operating budget approved by OAI and TMLP pursuant to Section 9.2 hereof and except for a Construction Loan or Permanent Loan which has been approved as provided herein or is otherwise permitted under the terms of Section 9.1(d)(i)(3) hereof.

                           (5) Entering into any contract, agreement or other relationship with any General Partner, or any Affiliate thereof, to provide goods or services to the Partnership; provided, however, that OAI and TMLP acknowledge and agree that Affiliates of OAI and TMLP will provide certain leasing, financing, consulting, property management, advertising, promotional and construction services to the Partnership in accordance with and subject to the provisions of Sections 9.3 through 9.10 hereof and of the Management Agreement.

                           (6) Except to the extent provided for in the approved Project Development Budget or any annual operating budget approved by OAI and TMLP pursuant to Section 9.2 hereof, (a) entering into any lease affecting the Project real estate of more than twenty thousand (20,000) square feet, or (b) entering into any lease affecting the Project real estate of less than twenty thousand (20,000) square feet with leasing terms not in substantial and material conformity with the leasing parameters set forth in the then-current annual operating budget.

                           (7) Selling any Project real estate to a tenant (a) not shown as being sold in the Project Development Budget, or (b) if shown as being sold in the Project Development Budget, for a price less than ninety-five percent (95%) of the price per square foot shown in the Project Development Budget.

                           (8) Entering into any contract, agreement, joint venture, partnership, arrangement or other relationship in which the Partnership takes an ownership interest in, or makes a loan to, another business.

                           (9) Except to the extent provided for in an annual operating budget approved by OAI and TMLP pursuant to Section 9.2 hereof, creating reserves.

                           (10) Except to the extent provided for in an annual operating budget approved pursuant to Section 9.2 hereof, amending any agreement entered into by or on behalf of the Partnership described in Sections 9.3 through 9.10 hereof, inclusive, or altering or increasing (however insubstantially) any fee of any kind payable to TMLP or to an Affiliate of TMLP in connection therewith.

                           (11) Initiating or settling any litigation outside the ordinary course of business of the Partnership; provided, however, the Managing General Partner may settle any litigation without the Consent of OAI and TMLP if the amount to be paid by the Partnership pursuant to such settlement, exclusive of any reimbursements or recoveries from the proceeds of insurance or from other third parties, does not exceed One Hundred Thousand Dollars ($100,000).

                           (12) Approving the initial Project Development Budget for the Project, or increasing or decreasing the approved Project Development Budget; provided, however, that the Consent of OAI and TMLP shall not be unreasonably withheld. No Consent of OAI shall be required for the reallocation of line items within the approved Project Development Budget. At such time that OAI and TMLP approve the initial Project Development Budget, the Partners agree to revise, to the extent required, any collateral documents which were executed in connection with this Agreement in a manner which is consistent with the underlying economic arrangement among the Partners.

                           (13) Approving the Plans for the Project and any material modifications thereto.

                           (14) Issuing any calls for Capital Contributions in excess of the sums required to be contributed pursuant to Section 6.1(d)(1) of this Agreement.

                           (15) Incurring any operating expenditure on behalf of the Partnership in excess of amounts set forth in an approved annual operating budget, except as expressly permitted under the terms and conditions of Section 9.2 hereof.

                  9.1(d)(ii) The Managing General Partner shall provide OAI and TMLP with a Notice of any action the Managing General Partner desires to take which constitutes a Major Decision. Such Notice shall provide OAI and TMLP with sufficient documentation and information to enable OAI and TMLP to make an informed decision with respect to such proposed action, and shall request OAI's and TMLP's Consent to such action. OAI and TMLP shall exercise their respective right to Consent or not to Consent to a Major Decision, in a Notice to the Managing General Partner, within thirty (30) days following the respective dates of their actual receipt of the Notice and the documents or agreements relevant to said Consent. OAI and TMLP may, at any time during the applicable thirty
(30)- day period, request in writing additional relevant information from the Managing General Partner in order to make a fully informed decision. If such additional information is timely requested, the thirty (30)-day response period shall not commence until all such reasonably requested information has been received by the Partner requesting such information. Notwithstanding the foregoing, there shall be no time limitation with respect to any Consent, decision or approval respecting the sale of the entire Project or any substantial amount thereof. If either OAI or TMLP take no action within the applicable time period above set forth, then such Partner's Consent to the Major Decision in question shall be deemed to have been given.

                  9.1(e) No Limited Partner (in its capacity as a Limited Partner) shall have or exercise any rights in connection with the management of the Partnership business.

         9.2      BUDGETS.

                  9.2(a) The Managing General Partner shall prepare and formulate proposed annual Operating Budgets for the Project for the period after Grand Opening, setting forth estimated revenues and expenses, capital expenditures, reserves, contingencies, sources and applications of funds, and loans contemplated, if any (the "Proposed Budget"). Any Proposed Budget shall be substantially in the form approved by the Partners pursuant to a separate agreement of even date and shall be submitted to the General Partners for their approval not less than sixty (60) calendar days prior to the first day of the fiscal year covered by such Proposed Budget. If any General Partner has any questions regarding, or objections to, items in the Proposed Budget, such General Partner shall send Notice thereof to the other General Partner.

                  9.2(b) If the General Partners have not agreed upon the annual operating budget for any year prior to the commencement of the fiscal year to be covered by such budget, then, until (i) the first Operating Budget is approved by the General Partners, the General Partners agree to operate the Project in accordance with the Project Development Budget, and (ii) the annual Operating Budget for any subsequent year is approved by the General Partners, the General Partners agree to operate the Project in accordance with the most recently approved annual Operating Budget, with the following modifications:

                           (i) Real estate taxes, insurance premiums and similar items will be increased or decreased to reflect known changes in the costs for such items;

                           (ii) Base rent and additional rent, if any, shall be increased to reflect contractual increases in such rents, and shall be further adjusted to reflect signed leases to the extent the space in the Project has been occupied by tenants;

                           (iii) All other items of expense shall be escalated by the year-to-year change in the Consumer Price Index; and

                           (iv) All extraordinary and non-recurring capital expenditures which were part of the approved budget and actually expended shall be deleted.

                  9.2(c) The Partners acknowledge and agree that increases in expenditures for any line item in the annual Operating Budget which do not exceed five percent (5%) of the original amount of such line item shall only require the Consent of the Managing General Partner.

                  9.2(d) Notwithstanding the provisions of Section 9.2(b) hereof, the Partners acknowledge and agree that (i) in the event the General Partners approve any loan pursuant to Section 9.1(d)(i)(2) hereof, then Debt Service, amounts to be paid under any Derivative Agreement (as defined in Section 9.1(d)(i)(3) hereof) required pursuant to such loan, and other expenses relating to such loan shall be deemed approved to the extent required to obtain, or prevent a default under, such loan; and (ii) in the event the General Partners approve any lease pursuant to Section 9.1(d)(i)(6) hereof, then any expenditures for tenant improvements required in connection with such lease shall be deemed approved to the extent required to obtain, or prevent a default under, such lease.

                  9.2(e) Without the Consent of OAI and TMLP, the Managing General Partner shall not make any expenditures from any reserve account, other than those expressly permitted in an approved annual operating budget or as otherwise permitted in this Agreement.

         9.3      MANAGEMENT FEES.

         The Partnership will pay to an Affiliate of TMLP management fees for managing the Project in an amount equal to four percent (4%) of the "Gross Rental Revenues" received by the Partnership during any applicable fiscal period. "Gross Rental Revenues" shall mean all sums received by the Partnership during any fiscal period in the nature of minimum rent, percentage rent and miscellaneous income, but exclusive of expenses reimbursable by tenants, such as real estate taxes, common area maintenance, etc. and exclusive of sponsorship revenue. The terms and conditions governing the payment of such Management Fees shall be set forth in the Management Agreement.

         9.4      DEVELOPMENT MANAGEMENT FEE.

                  9.4(a) The Partnership shall pay to an Affiliate of TMLP, a development fee for development services in amounts to be set forth in the Project Development Budget, payable fifty percent (50%) on the date of the Construction Loan Closing, and the balance in twenty-four (24) equal monthly installments thereafter; provided, however, if any portion of such fee remains unpaid at the time of the Grand Opening, such unpaid portion shall become due and payable not later than thirty (30) days following such date. Except as provided in Sections 9.8 and 9.12 herein, such fee shall cover, without limitation by way of enumeration, all costs of administering the Project, including, for example, salaries, overhead, travel, and all other out-of-pocket costs. The terms and conditions applicable to such development fee shall be set forth in a Development Agreement to be entered into between the Partnership and the applicable Affiliate of TMLP, which Development Agreement shall be subject to the prior Consent of OAI.

                  9.4(b) The Partnership shall pay to OAI or an Affiliate designated by OAI a development fee in the amount of $10 million, which fee shall be payable in quarterly installments of $1,250,000. Such quarterly installments shall begin to accrue beginning with the first quarter of 1998 but shall not be due and payable until thirty days following the end of the quarter in which the Project Commencement Date occurs. Subsequent quarterly installments shall be due and payable within 30 days following the end of each successive quarter until such fee shall have been paid in full. The development fee to be paid to OAI pursuant to this Section shall be included as a line item in the Project Development Budget. The balance, if any, remaining unpaid as of the date of the Grand Opening shall become due and payable not later than thirty (30) days following such date.

                  9.4(c) The Partners contemplate that OAI may perform certain additional services on behalf of the Partnership in connection with, among other things, the negotiation of agreements with applicable governmental agencies with respect to TIF arrangements. In such event, the Partnership shall pay to OAI certain consulting fees in amount to be agreed upon by the Partners and to be set forth in the Project Development Budget. The Partnership shall enter into a separate Consulting Agreement to confirm the terms and conditions governing such additional services and the additional fees to be paid for such additional services.
                                       29

         9.5      LEASE-UP FEES.

         To cover the costs of the initial leasing of space in the Project, the Partnership shall pay to an Affiliate of TMLP a leasing fee in an amount to be set forth in the Project Development Budget. In addition, the Partnership shall pay to such Affiliate a leasing expense allowance in an amount to be set forth in the Project Development Budget, the purpose of such allowance being to reimburse such Affiliate for non-third party overhead expenses incurred in connection with the leasing (i. e., main office expenses, travel and entertainment, and other general and administrative expenses). Said allowance shall not cover third party marketing or other expenses related to leasing (i.e., brochures, advertising, conventions, design, plans and other preparation charges, special events and outside legal services), all of which third party expenses shall be Project Costs, paid directly by the Partnership, or reimbursed to such Affiliates if such Affiliates paid such expenses. If legal services for leasing space are rendered by in-house counsel for such Affiliates, the Partnership shall reimburse such Affiliate for said services at rates to be set forth in the Project Development Budget. The lease-up fees to be paid pursuant to this section shall be intended to cover the costs of all leasing services and costs relating to initial lease-up of the Project, excluding fees paid to outside brokers. In the event that a third party broker is involved in any such leasing, the Partnership shall pay fees to such third party broker in an amount not to exceed market fees for such leasing services and the fees and expenses payable to such Affiliates in an amount up to fifty percent (50%) of such fees and expenses shall be reduced by the amount of the fees paid to such broker. In the event an Affiliate of TMLP receives fees pursuant to this Section 9.5 and the tenant under the lease with respect to which such fees were paid fails to take occupancy and commence the payment of rent, all fees previously paid to such Affiliate with respect to such lease shall be credited against any amounts next becoming due to such Affiliate pursuant to this Section 9.5.

         9.6      POST-LEASE-UP FEES.

         Fees to be paid by the Partnership for leasing of space in the Project other than the first lease of any such space and for renewals or extensions of any lease shall be as set forth in the Management Agreement and shall be included as a line item in the annual operating budget described in Section 9.2.

         9.7      FINANCING FEES.

                  9.7(a) The Partnership shall pay to Affiliates of the Partner responsible for procuring construction financing for the Project a construction financing fee in an amount to be set forth in the Project Development Budget.

                  9.7(b) The Partnership shall pay to Affiliates of the Partner responsible for procuring the permanent financing for the Project a permanent financing fee in an amount to be set forth in the Project Development Budget.

                  9.7(c) If TMLP or its Affiliates shall execute a joint and several guarantee of the Construction Loan, TMLP shall be paid a guaranty fee equal to fifty (50) basis points per annum on the outstanding loan balance covered by such guaranty, so long as such guaranty is in effect.

         9.8 REIMBURSEMENT OF PROJECT SUPERVISION COSTS. The Partnership shall reimburse TMLP and its Affiliates for all actual costs and expenses incurred by such entities in providing on-site personnel supervising the construction of the Project. A line item for such costs and expenses shall be included in the Project Development Budget. Notwithstanding the foregoing, the construction management firm engaged by the Partnership for management of the Project construction shall be paid separately by the Partnership.

         9.9 COMMISSIONS ON GROUND LEASES OF OUTPARCELS AND THE SALE OF THE PROJECT.

                  9.9(a) For so long as an Affiliate of Mills provides managerial services to the Partnership, except as set forth below, the Partnership shall pay to such Affiliate a fee equal to six percent (6%) of the value of the interest in any pad site subleased by the Partnership to a third party pursuant to a ground lease. In the event that the sale or joint venture is brokered by a third party, the fees payable to such Affiliates shall be reduced by fifty percent (50%), and the Partnership shall pay fees to such third party in an amount not to exceed market fees for such brokerage services.

                  9.9(b) For so long as an Affiliate of Mills provides managerial services to the Partnership, the Partnership shall pay a fee to such Affiliate equal to one and one-half percent (1 1/2%) of the sales price of the entire Project, said fee to be payable at the time of closing of the sale from which fee shall be deducted any amounts, up to fifty percent (50%) of said fee, paid by the Partnership to any Person as brokers' fees or commissions with respect to such sale. Any fees payable pursuant to this Section 9.9(b) shall be allocated equally between such Affiliates.

         9.10     SPONSORSHIP FEES.

                  9.10(a) The Partnership shall pay to an Affiliate of TMLP a Sponsorship Management Fee equal to 40% of the gross sponsorship revenues received by the Partnership in any fiscal year, pursuant to a separate Sponsorship Management Agreement to be entered into between the Partnership and such Affiliate. The Sponsorship Management Agreement shall be subject to the Consent of OAI, and shall obligate the applicable Affiliate of TMLP to pay out of the proceeds of such Sponsorship Management Fee any commissions payable to third parties with respect to such sponsorship revenues.

                  9.10(b) The Affiliate of TMLP that is party to the Sponsorship Management Agreement shall enter into a separate Sponsorship Consulting Agreement with an Affiliate of OAI, by which such Affiliate of OAI shall be engaged as the exclusive agent for the purpose of negotiating and procuring sponsorship arrangements during the term of such Agreement with certain companies to be specified therein. The Sponsorship Consulting Agreement shall obligate the applicable Affiliate of TMLP to pay to the Affiliate of OAI a Sponsorship Consulting Fee with respect to sponsorship transactions procured by such Affiliate pursuant to the Agreement in an amount equal to 15% of the gross revenues received by the Partnership in such transactions. The Sponsorship Consulting Fees payable pursuant to the Sponsorship Consulting Agreement shall be deemed a third-party commission for the purposes of Section 9.10(a).

         9.11     THIRD PARTY SERVICES.

         The General Partners may employ any third parties to perform services on behalf of the Partnership, including, without limitation, Affiliates of any Partner, provided only that the costs to be paid by the Partnership for such services are competitive with the costs of independent contractors performing the same services.

         9.12     COSTS.

         The Partnership shall pay third-party fees and expenses, including reasonable fees and expenses incurred by the General Partners in connection with negotiating, performing due diligence, documenting or closing any transaction relating to their investment and continued participation in the Partnership and any transaction requiring the involvement or Consent of such General Partners (including without limitation, fees and expenses for attorneys, engineers, appraisers, accountants, inspectors and environmental and other consultants), including without limitation, this Agreement and the transactions and documents referenced herein. In addition, the Partnership shall reimburse TMLP and its Affiliates for reasonable costs and expenses associated with the use of Mills Corp.'s in-house legal staff in connection with the business and affairs of the Partnership. All costs and fees reasonably incurred by the General Partners or either of them in connection with the Construction Loan or Permanent Loan or any matter related to the foregoing shall be paid by the Partnership.

         9.13     LIABILITY OF LIMITED PARTNERS.

         Except as otherwise specifically set forth herein, to the extent a Limited Partner is not a General Partner and does not take part in the control of the Partnership's business within the meaning of the Act, the liability of a Limited Partner for the obligations or losses of the Partnership shall in no event exceed such Limited Partner's Unreturned Capital Contributions Account.

         9.14     INDEMNIFICATION OF GENERAL PARTNERS.

                  9.14(a) The General Partners shall be indemnified and held harmless, absolutely, unconditionally and irrevocably, by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action, of any nature whatsoever, arising out of or incidental to the General Partners' management of the Project and/or the Partnership affairs, except where the claim at issue is based upon the fraud, gross negligence or willful misconduct of the applicable General Partner.

                  9.14(b) The indemnification authorized by this Section 9.14 shall include, but not be limited to, payment of (i) reasonable attorneys' fees or other expenses incurred in connection with settlement or in any finally-adjudicated legal proceeding, and (ii) the removal of any liens affecting any property of the indemnitee.

                  9.14(c) The indemnification rights contained in this Section
9.14 shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which a General Partner shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity.

                  9.14(d) The rights and obligations hereunder with respect to indemnification shall survive an event of withdrawal of a General Partner.



     ARTICLE X - FISCAL YEAR; BANK ACCOUNTS; BOOKS AND RECORDS; TAX MATTERS


         10.1     FISCAL YEAR.

         The fiscal year of the Partnership shall be the calendar year.

         10.2     BANK ACCOUNTS.

         The funds of the Partnership shall be deposited in such separate Partnership bank account or accounts as are approved by the Managing General Partner, and the Managing General Partner shall arrange for the appropriate conduct of such account or accounts.

         10.3     BOOKS AND RECORDS.

                  10.3(a) There shall be kept at the principal business office of the Partnership, as set forth in Section 3.1 hereof (or at such other office in the United States as the Managing General Partner may designate), full and accurate books and records respecting the Project showing all receipts and expenditures, assets and liabilities, profits, losses and distributions and all other information necessary for recording the business and affairs of the Partnership.

                  10.3(b) The books shall be kept on an accrual method and shall show at all times all items of income and expense. In all events, the books of account of the Partnership shall be maintained in accordance with federal tax accounting principles as determined by the Code, and the applicable regulations promulgated thereunder and as in effect from time to time.

                  10.3(c) Audited financial statements shall be prepared (on an "opinion audit" basis) as of the end of each fiscal year by such certified public accounting firm(s) as the Managing General Partner may select and shall be paid for by the Partnership. Each Partner shall be entitled to a copy of such audited financial statements.

                  10.3(d) In addition, the Managing General Partner shall provide the Partners with such monthly financial statements as shall be prepared by the Partnership on an unaudited basis, not later than ___ days following the last day of each month. On or before March 31 following each Partnership fiscal year, each Partner will be furnished with a copy of such annual reports or financial statements, together with such additional information as is relevant to such Partner for its individual federal, state and local income tax purposes, with respect to the calendar year most recently ended.

                  10.3(e) Any Partner shall have the right to a private examination and audit of the books and records of the Partnership, provided such examination is made at the expense of the Partner desiring it, is made during normal business hours at reasonable times after due Notice, and is made at the offices at which the books and records of the Partnership are then kept.

         10.4     RECORDS REQUIRED UNDER THE ACT.

         In addition to the foregoing books of account, the Partnership shall keep at its business office, c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, the records required under the Act. Such records, and all records described in Section 10.3 hereof, shall be made available for inspection and copying at the reasonable request, and at the expense, of any Partner during normal business hours.

         10.5     TAX MATTERS PARTNER.

         Pursuant to Section 6231 of the Code, the Managing General Partner shall be the Tax Matters Partner and shall prepare or cause to be prepared, by March 31 of each year, all tax returns required of the Partnership at the Partnership's expense. The Tax Matters Partner shall have all powers and authority contemplated by the Code and the regulations promulgated thereunder. Without limitation of the foregoing, the Tax Matters Partner shall have the authority: after approval by the General Partners, to sign all tax returns on behalf of the Partnership; to select the jurisdiction or venue for cases or controversies with respect to tax matters; to sign and file extensions of reporting periods; to extend the date of the relevant statute of limitations with respect to the Partnership's tax matters; and, after approval by the General Partners, to make all other tax elections for the Partnership.

                             ARTICLE XI - TRANSFERS


         11.1     LIMITATION ON ASSIGNMENT BY GENERAL PARTNERS.

                  11.1(a) Except as permitted under Sections 5.2, 11.1(b), 11.1(c), 11.2 or 11.3 hereof, no General Partner, other than for the limited purpose of securing any financing which is approved pursuant to Article IX hereof, may Transfer all or any part of its Partnership Interest. For purposes of this Article 11, (i) a Transfer by TMLP and its Affiliates of their respective ownership interests in Mills shall be deemed to constitute a Transfer of a portion of Mills' Partnership Interest; and (ii) the Transfer by OAI Entertainment Company or its Affiliates of their respective ownership interests in OAI shall be deemed to constitute a Transfer of OAI's Partnership Interest.

                  11.1(b) Notwithstanding Sections 11.1(a) and 11.2 hereof, each of Mills and OAI may, at any time (and without any requirement to offer its Partnership Interest to any other Partner), assign its respective Partnership Interest as a General Partner to an Affiliate. Any assignment pursuant to this
Section 11.1(b) shall relieve the assigning Partner of its financial obligations under this Agreement only to the extent such obligations are actually paid by the assignee.

                  11.1(c) Notwithstanding Sections 11.1(a) and 11.2 hereof, any General Partner may, at any time, assign its Partnership Interest as a General Partner as security to a lender in order to obtain funds which are to be contributed or loaned to the Partnership pursuant to Article VI hereof, and any such assignment documents may provide that in the event of a foreclosure or other realization on such security, such lender or its assignee shall be admitted to the Partnership as a successor General Partner in place of the assigning General Partner; provided, however, that upon such foreclosure or other realization on security, (i) the assigning General Partner as Managing General Partner may not assign any part of its Partnership Interest to a lender or its assignee or enter into any agreement the result of which such lender or its assignee as successor General Partner shall become the Managing General Partner or (ii) prior to the admission of any such lender or assignee as a successor General Partner the other General Partners shall have the right to purchase such pledged General Partner Partnership Interest at a price determined in accordance with Section 11.3 of this Agreement. Upon any foreclosure of Mills Partnership Interest, OAI shall be appointed and designated as the successor Managing General Partner.

         11.2     THIRD PARTY OFFERS TO OAI, MILLS OR TMLP.

                  11.2(a) From and after the Completion of the Project, if any of OAI, Mills or TMLP (the "Recipient") receives a Bona Fide Offer (hereinafter defined) from a third party (i.e., a Person who is not a Partner or an Affiliate of any Partner) (an "Outside Offeror") to purchase all or any part of its Entire Interest (hereinafter defined), which the Recipient is willing to accept, the Recipient shall promptly send Notice to the other Partners ("Non-Recipients") in writing, which Notice shall be accompanied by a copy of the Bona Fide Offer.

                  11.2(b) The Non-Recipients thereafter shall have a period of thirty (30) days from the giving of such Notice within which to elect to purchase the Recipient's Entire Interest (i) at a price equal to that, and on the same terms as are, contained in the Bona Fide Offer if the Bona Fide Offer is an offer to purchase all of the Recipient's Entire Interest, or (ii) if the Bona Fide Offer is an offer to purchase only a portion of the Entire Interest, at a price equal to the price contained in the Bona Fide Offer, adjusted to reflect the purchase of the Recipient's Entire Interest.

                  11.2(c) If the Non-Recipients do not elect to purchase the Recipient's Entire Interest within either thirty (30) day period provided under Sections 11.2(a) or 11.2(b) hereof, as the case may be, then the Recipient shall be at liberty, within a period of one hundred eighty (180) days after the last date upon which the Non-Recipients could have elected to buy the Entire Interest of the Recipient as above provided, to consummate the sale to the Outside Offeror at a price and upon terms not more advantageous to the Outside Offeror than the price and terms stated in the original Bona Fide Offer. If, however, such sale to the Outside Offeror is not consummated within such one hundred eighty (180) day period, then any subsequent sale to any Outside Offeror shall again be subject to all of the requirements of this Section 11.2. Any Outside Offeror who hereafter acquires a Partnership Interest shall acquire such Partnership Interest subject to the provisions of Section 11.3 hereof applicable to the Recipient from whom the Partnership Interest was acquired.

                  11.2(d) For purposes of this Article XI, (i) in order to be a "Bona Fide Offer," an offer must be made by one or more Persons meeting the requirements of the first sentence of Section 11.2(a) hereof and financially capable of carrying out the terms of the offer, must be in form legally enforceable against the Outside Offeror, must be for cash and/or a promissory note, and must obligate the Offer to deliver, not later than ten (10) days following acceptance thereof, a good faith deposit (to the Recipient or a bona fide escrow agent) equal to at least five percent (5 %) of the proposed purchase price; and (ii) the term "Entire Interests" shall mean (x) with respect to Mills and TMLP, the combined Partnership Interests of Mills, TMLP and their respective successors in interest, both as a General Partner and a Limited Partner; and (y) with respect to OAI, the Partnership Interest of OAI, and its successors in interest, both as a General Partner and as a Limited Partner.

                  11.2(e) Before any portions of Tract II shall be offered for sale to third parties for development or resale, the Partnership shall first offer to sell such premises to OAI for a purchase price and under such other terms and conditions as may be set forth in such offer. OAI shall have the first right to acquire such premises under the terms and conditions proposed in the offer. If OAI fails to accept such offer within a thirty day period (the "Offer Period") following notice of the offer, the Partnership shall have the right to market such premises to third parties under terms and conditions set forth in the offer and for a purchase price not less than 95% of the purchase price set forth in the offer. If the Partnership shall have failed for any reason to execute a binding agreement for the sale of such premises within twelve months following the expiration of the Offer Period, then any subsequent proposal to sell such premises to a third party shall require the submission of a new offer to OAI pursuant to this Section.

         11.3     BUY-SELL.

                  11.3(a) At any time following the Grand Opening, if a good faith dispute shall exist between the Partners regarding a Major Decision and the Partners are unable to agree upon the action to be taken by the Partnership (hereinafter, a "deadlock"), and at any time following the date which is ten
(10) years after the Grand Opening, whether or not such a deadlock shall exist between the Partners, any Partner (the "Offeror"), provided such Partner is not then a Defaulting Partner, may by giving the other Partners (the "Offerees") written notice (the "Sale Notice") implement the sale procedures which are set forth in this Section 11.3.

                  11.3(b) No Partner may give a Sale Notice described in Section 11.3(a) until after the Grand Opening.

                  11.3(c) Upon receipt of the Sale Notice given and delivered pursuant to Section 11.3(a), the Offerees shall be obligated to elect, in accordance with the provisions of this Section 11.3, either to purchase the Offeror's entire interest in the Partnership or to sell their entire interest in the Partnership to the Offeror for cash at the closing described in Section 11.3(i).

                  11.3(d) The purchase price (the "Purchase Price") for any purchase and sale of a Partnership Interest under this Section 11.3 shall be equal to the Fair Market Value of the Project, as adjusted for the respective Partnership Interests offered for sale, as determined in accordance with Section 11.3(e).

                  11.3(e) Within ten (10) days of the date of the giving of the Sale Notice, the Offeror and the Offeree shall attempt to agree on the Fair Market Value of the Project. Failing such agreement, the Fair Market Value of the Project shall be determined in the following manner:

                           (i) Within twenty (20) days of the date the Sale Notice was given, a single appraiser (a "Single Appraiser") shall be jointly selected by OAI and Mills, who shall then render an appraisal and the value so determined shall be the Fair Market Value of the Project.

                           (ii) If the Partners are unable to agree timely on a Single Appraiser, then within thirty (30) days of the date the Sale Notice was given, each Partner shall select an appraiser, and the two so chosen shall select a third appraiser (or, if the two so chosen cannot agree on a third appraiser, the third appraiser shall be designated by the American Society of Appraisers). Each of such three appraisers shall render an appraisal, and the Appraised Value shall be determined by the average of the two appraisals which are closest to each other in dollar amount.

                           (iii) If a Single Appraiser is chosen, the expenses of the appraisal shall be equally divided between OAI and Mills. OAI and Mills each shall bear the expenses of the appraiser selected by it, and the expenses of the third appraiser shall be equally divided between OAI and Mills.

                           (iv)  All appraisers shall be members of the
         Appraisal Institute of the American Society of Appraisers.

                           (v) Each Partner shall be obligated, promptly after receipt of the valuation report prepared by such Partner's appraiser, to deliver a copy of such valuation report to the other Partner in the manner provided elsewhere in this Agreement for the giving of notices. At the time of appointment, the third appraiser shall be directed to promptly deliver copies of such appraiser's valuation report to the Partners. Time is of the essence in the compliance with the appraisal procedures set forth herein. All appraisers must deliver their appraisal reports within ninety (90) days of the date of delivery of the Sale Notice. Notwithstanding anything herein to the contrary, any appraisals delivered after that date shall not be taken into account and appraisals that are timely obtained are the only appraisals that shall be taken into account.

                  11.3(f) If the holder of any loan to the Partnership under which the selling Partner has personal liability, has the right to, and notifies the Partnership of its intent to accelerate such loan, it shall be a condition to the closing that the purchasing Partner repay such loan (plus any deferred and accrued and unpaid interest thereon and any prepayment premium and/or yield maintenance fees) at the closing, or to have the selling Partner released from liability for payment of the loan by a written instrument reasonably satisfactory to the selling Partner, and the failure to do so will cause such Partner to be a

Defaulting Partner. The purchasing Partner agrees to indemnify the selling Partner and its Affiliates and hold each of them harmless from and against any damage, loss or liability to any of them as a result of the indemnifying party's failure to repay such loan at the closing in accordance with the provisions hereof. In addition, the selling Partner may, in its sole and absolute discretion, and without prejudice to any other legal or equitable remedies it may have, refuse to proceed with the closing unless simultaneously therewith any such loan is so repaid.

                  11.3(g) The notice of Offerees' election shall create a binding contract for the purchase or sale, as the case may be, of the Offeror's Partnership Interest on the terms set forth in this Section 11.3. If an Offeree shall thereafter be in breach of its obligation to close the purchase and sale in accordance with such election, such Partner shall be a Defaulting Partner and in addition to all other rights and remedies herein provided, the Offeror shall have all remedies at law or in equity. In the event the Offeror shall be in breach of its obligation to close the purchase and sale herein provided, then such Partner shall be a Defaulting Partner, and in addition to all other rights and remedies herein provided, the Offeree shall have all remedies available in law or at equity.

                  11.3(h) The closing of any sale of a Partnership Interest pursuant to this Section 11.3 shall be held at the office where the principal place of business of the Partnership is located on the 180th day after the election by the Offeree (unless the Partners agree to a different mutually acceptable date), unless such 180th day is not a business day, in which event the closing shall take place on the first business day following such 180th day. Within thirty (30) days prior to such closing, there shall be a preliminary closing at which the Partners shall act diligently and in good faith to agree upon the form and substance of all documents necessary to effectuate the closing.

                  11.3(i) At the closing, an assignment and, if requested by either purchasing Partner, a bill of sale (both with covenants against grantor's acts) from the selling Partner to the purchasing Partner of the selling Partner's Partnership Interest, together with such other instruments and documents as may be reasonably necessary or desirable to effectuate the sale and transfer to the purchasing Partner, shall be deposited in escrow under an escrow agreement and with an escrow agent approved by the Partners, which approval shall not be unreasonably withheld. If there is any dispute between the Partners, any title insurance company which issued a fee title policy to the Partnership or acted as co-insurer or reinsurer may be designated by any Partner as the escrow agent. The instruments and documents to be deposited in escrow at the closing shall be legally sufficient to convey all of the selling Partner's interest in the Partnership to the purchasing Partner, free and clear of all mortgages, deeds of trust, liens and encumbrances. The purchase price shall be paid to the selling Partner by federal wire transfer of immediately available funds to an account designated by the selling Partner.

                  11.3(j) In the event there are any conveyance, transfer or similar taxes payable as an incident to the conveyances at the preliminary closing or the closing, such taxes shall be expenses of the Partnership. In the event that any title insurance company insuring the title of the Partnership to the Project shall refuse to endorse its policy of title insurance to reinsure the Partnership's title to the Project effective immediately after the transfer to the purchasing Partner without exception other than as set forth in the original policy of title insurance (other than exceptions for real estate taxes, rights of tenants in possession, as tenants only, any surviving deeds of trust, mortgages, liens or charges against the Project, any easements created by the Partnership and Approved by the Partners, and any other matter Approved by the Partners at any time or from time to time), then the assignment from the Offeror to the purchasing Partner shall contain general warranties of its title to its interest in the Partnership, the Partnership and the Project.

                  11.3(k) The purchasing Partner shall have the right, within its sole and absolute discretion, to cause its nominee or designee to acquire the selling Partner's interest in the Partnership at the closing but nothing herein shall relieve the purchasing Partner of its other obligations hereunder. Any such designee shall, upon closing, become a Partner only if expressly approved and consented to by the purchasing Partner.

                  11.3(l) At any closing held pursuant to this Section, the purchasing Partner shall, by a legally enforceable agreement, assume all obligations of the selling Partner accruing after closing, including, without limitation, any indebtedness under any lien on the Project identified in the Sale Notice to the extent that the Partners have personal liability therefor, and shall further secure the release of the selling Partner's guaranties, if any.

                  11.3(m) If, at the time of the purchase of the selling Partner's Partnership Interest, the Project is subject to any mortgage, deed of trust, lien or charge, other than those which were in existence at the time of the Sale Notice and used to calculate the Purchase Price, the purchasing Partner shall discharge, assume, or take subject to such mortgage, deed of trust, lien or charge and reduce the amount of the Purchase Price otherwise payable pursuant to Section 11.3(d) by the selling Partner's pro rata share of the amount of money as would be required to discharge such mortgage, deed of trust, lien or charge (including, without limitation, any and all prepayment premiums or penalties). In addition, if such an encumbrance shall have been placed by the selling Partner in contravention of the terms and provisions of this Agreement, then the purchasing Partner shall also have all of the rights provided in
Section 11.3 with respect to a default by the selling Partner, and the purchasing Partner shall not be required to close the purchase and sale of the Partnership Interest of the selling Partner.

                  11.3(n) Unless the Sale Notice provides otherwise, if the Project is damaged by fire or other casualty, or if any party possessing the right of eminent domain or such similar right shall give notice of an intention to take or acquire a part of the Project, and such damage occurs, or such notice is given between the date of the Sale Notice and the closing, the following shall apply:

                           (i) If the Project is damaged by an insured casualty (or an uninsured casualty not resulting in significant damage, which for the purposes of this subsection only shall mean damage the cost to repair of which would not exceed $1,000,000), or if the taking or acquisition shall not involve a substantial portion of the Project resulting in an other than substantial reduction in income, then the Offeree shall be required to complete the transaction and accept an assignment of the insurance or condemnation proceeds, in which case the Purchase Price shall be reduced by a portion of the uninsured casualty, if any, equal to the amount of the uninsured casualty multiplied by the selling Partner's Partnership Interest, expressed as a percentage, and shall be further reduced by the sum of all deductible amounts specified under the policies of insurance multiplied by the selling Partner's Percentage Interest, expressed as a percentage.

                           (ii) If the Project is damaged by an uninsured casualty resulting in significant damage, or if the taking or acquisition shall or may result in a substantial reduction in the income producing capacity of the Project, then the purchasing Partner shall have the option to either (1) accept the Partnership interest with the Project in an "as is" condition together with any insurance proceeds, settlements and awards (in which case the Purchase Price shall be reduced by the sum of all deductible amounts specified under policies of insurance multiplied by the selling Partner's Partnership Interest, expressed as a percentage), or (2) cancel the purchase.

In the event that the purchase is canceled by the purchasing Partner in accordance with this Section 11.3(n), the terms of this Agreement shall remain in effect and continue to be binding on the parties.

         11.4     CONTINUATION OF PARTNERSHIP UPON GENERAL PARTNER WITHDRAWAL.

         The retirement, withdrawal, Bankruptcy, dissolution, death or adjudication of incompetence of a General Partner who is not the sole General Partner ("Affected Partner") shall not cause the dissolution and winding up of the Partnership. Upon the retirement, withdrawal, Bankruptcy, dissolution, death or adjudication of incompetence of a sole remaining General Partner, the Partnership shall be dissolved, unless the Partners elect, by the unanimous Consent of the Partners (other than the Affected Partner or its successor m interest), within ninety (90) days of such event, to continue the Partnership and the Partnership business. If such election to continue is made, then (i) the Partnership shall not be dissolved; (ii) the Partnership and the Partnership business shall be continued; (iii) a Successor General Partner shall be appointed by the Consent of the Partners in accordance with Section 11.5 hereof and the Partnership Interest of the Bankrupt, retired, deceased, dissolved or incompetent General Partner shall be converted to a Partnership Interest as a Limited Partner; and (iv) this Agreement and the Certificate shall be amended to reflect (a) such continuation of the Partnership, (b) if applicable, the conversion of such General Partner's Partnership Interest to a Limited Partner's Partnership Interest, and (c) the admission of the Successor General Partner(s) designated pursuant to clause (iii) of this Section 11.4.

         11.5     ELECTION OF SUCCESSOR GENERAL PARTNER.

                  11.5(a) A Person shall be admitted as a Successor General Partner (including a successor Managing General Partner) only if the following terms and conditions are satisfied:

                           (i) Except as otherwise provided herein, the admission of such Person as a General Partner shall have been agreed to by the Consent of the Partners (other than the Affected Partner or its successor in interest);

                           (ii) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement and the Certificate, by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a Successor General Partner; and

                           (iii) An amended Certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation under the Act.

                  11.5(b) Notwithstanding Section 11.5(a) herein, in the event Mills or OAI or TMLP acquires the Entire Interest of the Managing General Partner pursuant to Sections 11.2 or 11.3 herein, then such acquiring Partner or an Affiliate thereof, as the case may be, shall be admitted as a Successor General Partner (including a successor Managing General Partner) without the Consent of Partners pursuant to Section 11.5(a)(i) herein.

         11.6     LIMITATION ON ASSIGNMENT BY LIMITED PARTNERS.

                  11.6(a) Except as expressly permitted under this Agreement, no Limited Partner, other than for the limited purpose of securing any financing which is approved pursuant to Article IX hereof, may sell, assign, transfer or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its Partnership Interest.

                  11.6(b) Notwithstanding the provisions of Section 11.6(a) hereof, (i) Mills may, at any time (and without any requirement to offer its Partnership Interest to any other Partner), assign its Partnership Interest as a Limited Partner to a Person directly or indirectly controlling, controlled by, or under common control with, TMLP, and (ii) OAI may, at any time (and without any requirement to offer its Partnership Interest to any other Partner), assign its Partnership Interest as a Limited Partner to a Person directly or indirectly controlling, controlled by, or under common control with, OAI and (iii) TMLP may, at any time (and without any requirement to offer its Partnership Interest to any other Partner), assign its Partnership Interest as a Limited Partner to a Person directly or indirectly controlling, controlled by, or under common control with, TMLP.

                  11.6(c) Each Limited Partner agrees that no part of its Partnership Interest may be sold, assigned, pledged, encumbered or transferred, whether voluntarily or by operation of law, except as permitted by this Agreement. Any sale, assignment, pledge, encumbrance or transfer which is not permitted or does not comply with the terms hereof shall be invalid, void and without force or effect.

                  11.6(d) Except as expressly permitted under this Agreement, the Partnership Interest of each Limited Partner (including such Partner's right to receive a share of the profits and a return of its Unreturned Capital Contributions Account) may be assigned, encumbered, pledged, conveyed or otherwise transferred, in whole or in part, upon the General Partners' Consent, which may be withheld in their sole discretion; provided further, in the event the General Partners do Consent, any assignee shall not become a substituted Limited Partner of the Partnership, unless all of the following conditions are satisfied or waived by both General Partners:

                           (i) The assigning Limited Partner so provides in the instrument of assignment;

                           (ii) The assignee agrees in writing to be bound by the terms of this Agreement;

                           (iii) The assignee pays to the Partnership a fee equal to the reasonable costs and expenses of the preparation and execution of an amendment to this Agreement;

                           (iv) The assignee provides an opinion of counsel, in form and substance satisfactory to the Managing General Partner, that neither the offering nor the assignment of such Partnership Interest requires registration under applicable federal and state securities laws nor violates federal or state securities, "blue sky" or similar law;

                           (v) Such transfer, together with all other sales or transfers of Partnership Interests within the preceding twelve (12) months will not result in a termination of the Partnership pursuant to
         Section 708 of the Code; and

                           (vi)  Any such transfer shall not cause the
         Partnership to be classified as other than a partnership for federal income tax purposes.

If all of the foregoing conditions are satisfied, the Managing General Partner shall prepare (or cause to be prepared) an amendment to Exhibit A to this Agreement to be signed and sworn to by the General Partners.

                  11.6(e) Notwithstanding Sections 11.6(a) and 11.2 hereof, either of Mills and/or OAI may, at any time, assign its Partnership Interest as a Limited Partner as security to a lender in order to obtain funds which are to be contributed or loaned to the Partnership pursuant to Article VI hereof, and any such assignment documents may provide that in the event of a foreclosure or other realization on such security, such lender or its assignee shall be admitted to the Partnership as a substitute Limited Partner in place of Mills or OAI, as the case may be; provided, however, that prior to the admission of any such lender or assignee as a substitute Limited Partner for Mills or OAI upon such foreclosure or other realization on security, the other Limited Partner shall have the right to purchase such pledged Limited Partnership Interest at a price equal to the lesser of (i) the amount of the debt secured by the pledge of Partnership Interest, or (ii) an amount otherwise determined in accordance with Section 11.3 of this Agreement.

         11.7     [INTENTIONALLY DELETED.]

         11.8     ADMISSION OF SUBSTITUTE LIMITED PARTNER.

         Notwithstanding any other provision under this Agreement, no transferee of a Limited Partner's Partnership Interest shall become a substituted Limited Partner unless (i) such transferee shall have executed an instrument satisfactory in form and substance to the General Partners accepting and agreeing to be bound by all the terms of this Agreement, (ii) the General Partners have given their Consent thereto, which may be withheld in their sole discretion; and (iii) all applicable requirements imposed by this Article XI (including, without limitation, the conditions set forth in Section 11.6(d) shall have been satisfied or waived in writing by both General Partners. Absent such substitution, an assignor of a Limited Partner's Partnership Interest shall continue to be a Limited Partner with all of the rights and obligations thereof, except for entitlement to any Partnership distributions or allocations attributable to such Partnership Interest.

         11.9     DEATH, INCOMPETENCE OR DISSOLUTION OF A LIMITED PARTNER.

         The adjudication of Bankruptcy or insolvency, dissolution or termination of any partnership or corporate Limited Partner, or the death or adjudication of insanity, incompetence, Bankruptcy or insolvency of any individual Limited Partners (other than a Limited Partner who is also a General Partner) shall not dissolve the Partnership. In such event, the executors or administrators of the estate of the deceased Limited Partner, or the committee or other legal representatives of the estate of the insane, incompetent, bankrupt or insolvent Limited Partner, shall, for the purposes of settling the estate, have all of the rights of a Limited Partner and be subject to the provisions of this Agreement, including this Article XI; provided, however, that in the event of such a transfer of a Partnership Interest or in the event of a purported transfer of a Partnership Interest in contravention of this Agreement, the Partnership, with the Consent of both General Partners (other than a General Partner Affiliated with the transferring Limited Partner, shall have the right to purchase such Partnership Interest at a price equal to the lower of (i) the price determined in accordance with Section 11.3 of this Agreement or (ii) such Limited Partner's Unreturned Capital Contributions Account.


                 ARTICLE XII - TERM; DISSOLUTION OF PARTNERSHIP

         12.1     TERM.

         The Partnership shall continue in effect until December 31, 2050, unless sooner dissolved and liquidated in accordance with the provisions hereof. All provisions of this

Agreement relative to dissolution and liquidation shall be cumulative and the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provisions.

         12.2     EVENTS OF DISSOLUTION.

         The Partnership shall be dissolved upon the occurrence of any of the following events:

                                    (a) Subject to the provisions of Section
                  11.3 hereof, the adjudication of Bankruptcy or insolvency, dissolution or termination of any corporate or partnership General Partner, or the death, retirement, Bankruptcy, dissolution or adjudication of insanity or incompetence of any individual General Partner;

                                    (b) The expiration of the term of the
                  Partnership;

                                    (c) The sale or other disposition (through
                  condemnation or otherwise) of all or substantially all of the Land and/or the Project and completion of the purposes of the Partnership; or

                                    (d) When Partners owning more than
                  seventy-five percent (75%) of the aggregate Partnership Interests shall so determine in writing.

         12.3     WINDING-UP OF PARTNERSHIP.

         Upon dissolution of the Partnership, the Managing General Partner or the General Partners then remaining (or if there is no remaining General Partner, Limited Partners owning a majority of the total Limited Partners' Partnership Interests), shall proceed with dispatch and without any unnecessary delay to wind up the business affairs of the Partnership, to sell or otherwise liquidate the Partnership assets and Partnership Property, and, after paying or duly providing for all liabilities to creditors of the Partnership, to distribute the net proceeds and any other liquid assets of the Partnership among the Partners in the manner set forth in Section 7.9 hereof.

         12.4     TERMINATION OF PARTNERSHIP.

         The Partnership shall terminate when (i) all property and assets owned by the Partnership shall have been disposed of, (ii) the net proceeds therefrom and any other liquid assets of the Partnership, after payment of or due provision for all liabilities to creditors of the Partnership, shall have been distributed to the Partners as provided in Section 7.9 hereof, and (iii) the Certificate has been amended (terminated) of record to reflect such termination. With respect to any and all distributions made to Partners (general or limited) pursuant to Section 7.9 hereof, and with respect to the aforesaid termination of the Partnership, no Partner shall have any liability or obligation to the Partnership or to any other Partner to contribute any cash or other property to the Partnership or to any other Partner, or to defer or forego the receipt of any cash or other property from the Partnership, by reason of any deficit in such Partner's Capital Account at such time.

                  ARTICLE XIII - ASSIGNMENT TO FOREIGN PERSONS

         13.1     ASSIGNMENTS PERMITTED.

         Each Partner understands and agrees that it may transfer, convey or otherwise assign, directly or indirectly, in accordance with and subject to the terms and conditions of this Agreement, all or any portion of its Partnership Interest to any Person (a "Foreign Person") who is not a United States Person (a "United States Person") within the meaning of Section 7701(a)(30) of the Code. Notwithstanding the foregoing sentence, if, as a result thereof, such Foreign Person would be deemed to be a Partner of the Partnership for federal income tax purposes, no such transfer, conveyance or assignment shall be permitted unless such Foreign Person acknowledges that a withholding tax may be required and Consents to any such withholding.

         13.2     ACKNOWLEDGMENT.

         Unless treated as a Tax Payment Loan (as hereinafter defined,) any amount paid by the Partnership for or with respect to any Foreign Person on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Partnership pursuant to the Code, the Regulations promulgated thereunder, or any state or local statute, regulation or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Partnership under the Withholding Tax Act exceeds the amount then otherwise distributable to such Partner, the excess shall constitute a loan from the Partnership to such Partner (a "Tax Payment Loan") which shall be payable upon demand and shall bear interest, from the date that the Partnership makes the payment to the relevant taxing authority, at the Prime Rate plus two
(2) percentage points, compounded monthly. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Partnership shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Partner and then to the repayment of the principal of all Tax Payment Loans of such Partner.

         The General Partners shall have the authority to take all actions necessary to enable the Partnership to comply with the provisions of any Withholding Tax Act applicable to the Partnership and to carry out the provisions of this Section. Nothing in this Section 13.2 shall create any obligation on the part of the General Partners to advance funds to the Partnership or to borrow funds from third parties in order to make any payments on account of any liability of the Partnership under a Withholding Tax Act.


                     ARTICLE XIV - MISCELLANEOUS PROVISIONS

         14.1     NO AGENCY; NO LIMITATION OF BUSINESS ACTIVITIES BY PARTNERS.

                  14.1(a) Except as provided in this Agreement, nothing herein contained shall be construed to constitute any Partner hereof the agent of any other Partner hereof or to limit the Partners in any manner in the carrying on of their own respective businesses or activities.

                  14.1(b) Except as provided in this Agreement, any Partner may engage in and/or possess any interest in other businesses and real estate ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Partnership nor any Partner hereof shall have any rights in or to any such independent venture or the income or profits derived therefrom. Without limitation of the foregoing, any Partner or its affiliates may, from time to time, own or acquire ownership interests ("Tenant Ownership Interests") in tenants or other parties leasing space in the Project or providing goods and services to a Partner or its Affiliates or the Project. No Partner shall be to required to offer the other Partners the right to participate in such Tenant Ownership Interests so long as the affiliation is disclosed to the other Partners and so long as the terms and conditions for such lease or other transaction with the Partnership are under terms and conditions then reasonably attainable in the applicable market by unaffiliated parties or are in compliance with any budget or rent schedule approved by such non-affiliated Partners.

                  14.1(c) Each Partner covenants that during the Term of the Partnership, neither such Partner nor any Affiliate of such Partner shall acquire, develop, lease or operate a retail project (an "Alternate Project") within a twenty (20) mile radius of the Project unless the Alternate Project shall have been approved by the other General Partners, which approval may be granted or withheld for reasons within such other General Partners' sole discretion. In addition to the foregoing restriction, no Partner or Affiliate of a Partner shall acquire, develop, lease or operate an Alternate Project outside such twenty (20) mile radius of the Project but within a sixty (60) mile radius of the Project unless the Acquiring Partner first shall have offered to acquire or develop such Alternate Project in the name of the Partnership or another partnership consisting of the same Partners and containing the substantially the same terms and conditions set forth herein and the other Partners (the "non-Acquiring Partners") shall have declined such offer (a "Project Offer") or shall have been unable for any reason to participate. Any Project Offer given pursuant to this Section shall be in writing, accompanied by such information as shall be required under Section 14.1(d) hereof. The non-Acquiring Partners shall have a period of sixty (60) days in which to accept or reject the Project Offer. If the non-Acquiring Partners shall have failed during such sixty (60) day period to deliver to the Acquiring Partner written notice of acceptance of such Project Offer, the non-Acquiring Partners shall be deemed conclusively to have rejected such Project Offer. Upon the rejection or deemed rejection of a Project Offer, the Acquiring Partner shall have the right to pursue the development or acquisition contemplated by the Project Offer, but under terms and conditions that are not more favorable to the Acquiring Partner than were set forth in the Project Offer (it being the intention that if such terms and conditions under which the proposed development or acquisition is to be actually consummated are more favorable than the terms and conditions set forth in the Project Offer, the Acquiring Partner shall be required to submit a new Project Offer to the non-Acquiring Partners before the Project Offer shall be permitted to proceed with such development or acquisition. An Alternate Project shall not be deemed to compete with the business of the Partnership (and, accordingly, shall not be prohibited or restricted by the terms of this Section 14.1(c)) if either (i) no space in such Alternate Project is leased to or occupied by manufacturers outlet stores and the total gross leasable area within such Alternate Project does not exceed 250,000 square feet, or (ii) the Alternate Project is situated outside a sixty (60) mile radius of the Project. The existing retail operations within the Opryland Hotel and Convention Center (which consist of up to 20,000 square feet of gross leasable space) shall not be deemed an Alternate Project for purposes of this Section 14.1(c).

                  14.1(d) The Acquiring Partner promptly will deliver to the non-Acquiring Partners such demographic, development, leasing and financial data as the Acquiring Partner has in its possession that reasonably may be requested by the non-Acquiring Partners from time to time in order to permit the non-Acquiring Partners to evaluate any proposed development or acquisition contemplated by the applicable Project Offer. Such information shall be deemed confidential and proprietary information of the Acquiring Partner that may not be released or disseminated in any manner by the non-Acquiring Partners, or their respective employees, directors, agents or representatives, except as required by law, by generally accepted accounting principles, or as otherwise approved in writing by the Acquiring Partner.

         14.2     PARTNERSHIP INTERESTS TREATED AS PERSONALTY.

         The Partnership Interests of all Partners, and the interest of all Partners in and to the Partnership and the assets and property of the Partnership, shall be deemed for all purposes to be personal property and not real property. All real and other property owned by the Partnership shall be deemed to be owned legally and beneficially solely by the Partnership as a separate entity, and no Partner, individually, shall have any direct ownership interest in any such Partnership Property.

         14.3     EFFECT OF CONSENT OR WAIVER.

         No Consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations hereunder shall be deemed or construed to be a Consent or waiver to or of any other breach or default by such other Partner in the performance by such other Partner of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to object to or complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by any such Partner of its rights hereunder.

         14.4     DEFAULT; OTHER REMEDIES.

         During the continuance of any Default, so long as such Default shall not have been cured, the Non-Defaulting Partner, in addition to the rights specified herein, shall have the right to take all actions now or hereafter existing at law, in equity, or under this Agreement to enforce their rights and remedies (including the initiation and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy set forth in this Agreement shall be exclusive of any other remedy. No consent or waiver, either expressed or implied, by any Partner to or of any Default by any other Partner in the performance by such other Partner of the obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure or delay by any Partner to complain of any breach by any other Partner, or any failure or delay in issuing any Notice of Default shall not constitute a waiver by such Partner of the rights and remedies available under this Agreement or otherwise at law or in equity.

         14.5     SECTION HEADINGS AND PRONOUNS.

         All headings contained in this Agreement are for convenience of reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person or Persons may require.

         14.6     SEVERABILITY.

         The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remainder of this Agreement or any valid clause of any invalid portion. The Partners shall amend this Agreement to replace any such invalid or unenforceable provision with a valid and enforceable provision which comes closest to the intent of the Partners with respect to such invalid or unenforceable provision.

         14.7     PARTITION.

         Each of the parties hereof irrevocably waives during the term of the Partnership any right, if any, to maintain an action for partition with respect to Partnership Property and any other Partnership assets.

         14.8     NO BENEFIT TO CREDITORS.

         No provision of this Agreement is intended to be for the benefit of any creditor or any other Person (other than a Partner in its capacity as a Partner) to whom any debts, liabilities or obligations are owed by the Partnership or any Partner, and no such Person shall be deemed to be a third party beneficiary of any provision of this Agreement.

         14.9     ENTIRE AGREEMENT.

         This Agreement, including all exhibits and appendices hereto, which are incorporated herein by this reference, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the terms of the Partnership, the conduct of the Partnership business and the property of the Partnership, through the date hereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, with respect thereto among them, through the date hereof, other than as set forth herein.

         14.10    GOVERNING LAW; LITIGATION.

         It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware. In the event the Partnership or any Partner (or its Affiliates) institutes litigation or an administrative action against the Project, Mills Corp. or any of its Affiliates, OAI or any of its Affiliates, TMLP or any of its Affiliates, the Partnership or any Partners and their Affiliates pursuant to a claim arising out of this Agreement or relating to the Project or the Partnership, the parties hereto agree that the prevailing party in such litigation or administrative action shall be entitled to recover its out-of-pocket costs and expenses of defending or maintaining such litigation or administrative action, including without limitation, attorneys' fees. With respect to any action initiated by a Partner in the nature of a derivative action, the Partner initiating the derivative action shall be obligated to reimburse the Partnership for any obligation incurred by the Partnership pursuant to this Section 14.9 if such Partner is the losing party in such litigation or administrative action. For purposes of the foregoing, a Partner who is an Affiliate of a party which is the losing party in such litigation or administrative action shall be obligated to reimburse the prevailing party for the costs and expenses of such litigation or administrative action.

         14.11    BINDING EFFECT.

         This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

         14.12    NOTICES.

         Notices required herein shall be sent to the following addresses:

             If to Mills:                       Opry Mills, L.L.C.
                                                c/o The Mills Corporation
                                                1300 Wilson Boulevard, Suite 400

                                                Arlington, Virginia 22209
                                                Attention: Thomas E. Frost, Esq.
                                                Fax: (703) 526-5198

             If to OAI:                         Opryland Attractions, Inc.
                                                1 Gaylord Drive
                                                Nashville, TN 37214
                                                Attention: Joe Crace,
                                                  Senior Vice President
                                                Fax: (615) 316-6570

             with a courtesy copy to:           Thomas Sherrard, Esq.
                                                Sherrard & Roe, PLC
                                                424 Church Street, Suite 2000
                                                Nashville, Tennessee 37219
                                                Fax: (615) 742-4539

             If to TMLP:                        The Mills Limited Partnership
                                                c/o The Mills Corporation
                                                1300 Wilson Boulevard, Suite 400
                                                Arlington, Virginia 22209
                                                Attention: Thomas E. Frost, Esq.
                                                Fax: (703) 526-5198

         14.13    MANAGING GENERAL PARTNER AS ATTORNEY-IN-FACT FOR LIMITED
         PARTNERS.

                  14.13(a) Each of the Limited Partners hereby appoints, and each newly admitted or substitute Limited Partner, by being admitted to the Partnership, automatically appoints the Managing General Partner or any substitute successor managing general partner for the Managing General Partner, as its true and lawful attorney-in-fact to execute such amendments to this Agreement and the Certificate and other instruments and to do such other acts as may be required in the conduct of the Partnership business, consistent with the provisions of this Agreement and authorized by the Managing General Partner to reflect, among other things, any of the following:

                           (i) a change in the name of the Partnership or in the principal office or the resident agent of the Partnership;

                           (ii) the conversion of a General Partner Partnership Interest into a Limited Partner Partnership Interest, or the admission of a General Partner pursuant to any of the provisions of Article XI hereof;

                           (iii) the substitution of successor General Partners or Limited Partners pursuant to the provisions of Article XI hereof, or by unanimous Consent of all Partners;

                           (iv)  the correction or clarification of any
         scrivener's error in this Agreement or the Certificate;

                           (v) the execution and filing by the Partnership of any statement, amendment or other document required to be filed for record under any provision of the Act;

                           (vi)  any amendment to this Agreement or the
         Certificate which amendment is approved by the Partners or is required by the Act or any other applicable state or federal law to conform the Agreement and/or the Certificate to any requirements of the Act or any other applicable state or federal law; or

                           (vii) The amendment of Exhibit A hereto pursuant to the terms and conditions of this Agreement.

                  14.13(b) The appointment of the attorneys pursuant to this
Section 14.13 shall be irrevocable and coupled with an interest, and shall survive the disability of any Limited Partner.

         14.14    COUNTERPARTS AND EFFECTIVENESS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and may be executed and delivered by facsimile transmission with each party executing the agreement (or a counterpart thereto) and delivering such executed document by facsimile transmission with the original to follow by actual delivery. The parties hereto intend to be legally bound and obligated by this Agreement effective immediately upon the delivery of any such facsimile transmission.





                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first above written.

                           MILLS:      OPRY MILLS, L.L.C.

                                       By:      The Mills Limited Partnership,
                                                Its Manager

                                       By:      The Mills Corporation,
                                                Its General Partner

                                       By:      /s/ Laurence C. Siegel
                                                ------------------------------
                                       Name:    Laurence C. Siegel


                           OAI:        OPRYLAND ATTRACTIONS, INC.

                                       By:      /s/ Terry E. London
                                                ------------------------------
                                       Name:    Terry E. London
                                       Title:   President & Chief Executive
                                                  Officer

                           TMLP:       THE MILLS LIMITED PARTNERSHIP

                                       By:      The Mills Corporation
                                                its general partner

                                       By:      /s/ Laurence C. Siegel
                                                ------------------------------
                                       Name:    Laurence C. Siegel






          [SIGNATURE PAGE TO OPRY MILLS LIMITED PARTNERSHIP AGREEMENT]

                         OPRY MILLS LIMITED PARTNERSHIP

                                  EXHIBIT A TO
                          LIMITED PARTNERSHIP AGREEMENT

                              SCHEDULE OF PARTNERS


NAME AND ADDRESS                                 PARTNERSHIP INTEREST

GENERAL PARTNERS:

Opry Mills, L.L.C.                                      1.00%
c/o The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Opryland Attractions, Inc.                              1.00%
1 Gaylord Drive
Nashville, TN 37214

LIMITED PARTNERS:

The Mills Limited Partnership                          65.67%
c/o The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Opryland Attractions, Inc.                             32.33%
1 Gaylord Drive
Nashville, TN 37214